ACQUISITION AGREEMENT,


                          DATED AS OF NOVEMBER 4, 1997,


                                      AMONG


                         COLLINS & AIKMAN PRODUCTS CO.,

                          IMPERIAL WALLCOVERINGS, INC.,


                                       AND

                            BDPI HOLDINGS CORPORATION





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                                TABLE OF CONTENTS
                          (Not a part of the Agreement)

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
I.  PURCHASE AND SALE OF SHARES......................................................................................2
         1.1.  Purchase and Sale of Shares...........................................................................2
         1.2.  Closing Payment.......................................................................................2
         1.3.  Purchase Price Adjustment.............................................................................3
         1.4.  Intercompany Obligations..............................................................................6

II.  REPRESENTATIONS AND WARRANTIES..................................................................................7
         2.1.  Representations and Warranties of Seller..............................................................7
                    2.1.1.  The Imperial Shares......................................................................7
                    2.1.2.  Authorization and Effect of Agreement....................................................8
                    2.1.3.  No Restrictions..........................................................................8
                    2.1.4.  Financial Statements.....................................................................9
                    2.1.5.  Brokers.................................................................................10
         2.2.  Representations and Warranties of Purchaser..........................................................11
                    2.2.1.  Authorization and Effect of Agreement...................................................11
                    2.2.2.  No Restrictions.........................................................................11
                    2.2.3.  Financial Capacity......................................................................11
                    2.2.4.  Disclosure..............................................................................12
         2.3.  Certain Limitations on Representations and Warranties.
                     ...............................................................................................12

III.  COVENANTS.....................................................................................................12
         3.1.  Investigation by Purchaser...........................................................................12
         3.2.  Press Releases.......................................................................................14
         3.3.  Regulatory Filings...................................................................................14
         3.4.  Injunctions..........................................................................................15
         3.5.  Operation of the Business............................................................................15
         3.6.  Satisfaction of Conditions...........................................................................17
         3.7.  Negotiations With Others.............................................................................18
         3.8.  Certain Additional Covenants.........................................................................18
         3.9.  Efforts to Consummate................................................................................18
         3.10.  Resignations........................................................................................18
         3.11.  Certain Conditions..................................................................................19
         3.12.  Certain Pre-Closing Transactions....................................................................19

IV.  THE CLOSING....................................................................................................19

4.1.  Conditions Precedent to Obligations of Purchaser and Seller
          ..........................................................................................................19
         4.2.  Additional Conditions Precedent to Obligations of
                    Purchaser.......................................................................................20
                    4.2.1.  No Material Breach......................................................................20
                    4.2.2.  Transfer Documents, Etc.................................................................20
                    4.2.3.  Other Documents.........................................................................20
                    4.2.4.  Borden Closing..........................................................................20
                    4.2.5.  Material Adverse Change.................................................................20
                    4.2.6.  No Litigation...........................................................................20
                    4.2.7.  Certain Approvals.......................................................................20
                    4.2.8.  Release of Liens........................................................................20

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         4.3.  Additional Conditions Precedent to Obligations of Seller
                                                                                                                    21
                    4.3.1.  No Material Breach......................................................................21
                    4.3.2.  Closing Payment.........................................................................21
                    4.3.3.  Option..................................................................................21
                    4.3.4.  Other Documents.........................................................................21
         4.4.  The Closing..........................................................................................21
         4.5.  Termination..........................................................................................22

V.  SURVIVAL AND INDEMNIFICATION....................................................................................22
         5.1.  Survival of Representations, Warranties and Covenants
                     ...............................................................................................22
         5.2.  Limitations on Liability.............................................................................23
         5.3.  Indemnification......................................................................................24
         5.4.  Defense of Claims....................................................................................25

VI.  OTHER POST-CLOSING COVENANTS...................................................................................27
         6.1.  Personnel Matters....................................................................................27
                    6.1.1.  Employees and Employee Benefit Plans....................................................27
                    6.1.2.  Assumption of Obligations...............................................................28
                    6.1.3.  Retirement Plans........................................................................29
                    6.1.4.  Employment and Plan Amendments or Terminations
                            ........................................................................................30
                    6.1.5.  Transitional Matters....................................................................30
                    6.1.6.  Employee Information....................................................................31
         6.2.  General Post-Closing Matters.........................................................................31
                    6.2.1.  Post-Closing Notifications..............................................................31
                    6.2.2.  Access..................................................................................31
                    6.2.3.  Certain Tax Matters.....................................................................32
                    6.2.4.  Insurance...............................................................................39
                    6.2.5.  Receivables.............................................................................40
                    6.2.6.  Surety Obligations......................................................................40
                    6.2.7.  Assumed Push-Down Liabilities...........................................................41
                    6.2.8.  1994 Financial Statements...............................................................41
                    6.2.9.  Certain Contracts.......................................................................42

VII.  MISCELLANEOUS PROVISIONS......................................................................................43
         7.1.  Notices..............................................................................................43
         7.2.  Expenses.............................................................................................44
         7.3.  Successors and Assigns...............................................................................44
         7.4.  Waiver...............................................................................................44
         7.5.  Entire Agreement.....................................................................................45
         7.6.  Amendments, Supplements, Etc.........................................................................45
         7.7.  Rights of the Parties................................................................................45
         7.8.  Further Assurances...................................................................................45
         7.9.  Applicable Law; Jurisdiction.........................................................................46
         7.10.  Titles and Headings.................................................................................46
         7.11.  Certain Interpretive Matters and Definitions........................................................46
         7.12.  Bulk Transfer Laws..................................................................................46

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                              ACQUISITION AGREEMENT

         This Acquisition Agreement (the "Agreement") is made and entered into as of the 4th day of November, 1997, among Collins & Aikman Products Co., a
Delaware corporation ("Seller"), Imperial Wallcoverings, Inc., a Delaware corporation ("Imperial"), and BDPI Holdings Corporation, a Delaware corporation
("Purchaser").

                                    RECITALS:

         A. Imperial, together with its wholly owned subsidiaries Imperial
Wallcoverings Limited, a company incorporated in England ("Imperial UK"),
Marketing Service, Inc., a Delaware corporation ("MSI"), and Imperial
Wallcoverings (Canada) Inc. ("Imperial Canada"), a Canadian corporation owned by
Imperial and Collins & Aikman Canada Inc., a Canadian corporation and indirect wholly owned subsidiary of Seller ("C&A Canada") (Imperial UK, MSI and Imperial
Canada being referred to herein collectively as the "Subsidiaries" and, together with Imperial, the "Company" and Imperial UK, MSI and Imperial being referred to herein as the "Purchased Imperial Companies"), is presently engaged in the business (the "Business") of the development, production, manufacture, marketing, distribution and sale of paper and vinyl decorative surface products and related products for residential, commercial and industrial applications
("Products") and performing certain related services;

         B. Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of Imperial (the
"Imperial Shares") and C&A Canada is the record and beneficial owner of 3,100,000 issued and outstanding shares of common stock, without par value, of Imperial Canada, which shares, together with the 1,000,000 shares of common stock of Imperial Canada owned of record and beneficially by Imperial, represent all of the issued and outstanding shares of capital stock of Imperial Canada;

         C. Purchaser intends to effect the recapitalization (the "Borden
Recap") of Borden Decorative Products Holdings, Inc. ("BDPH") pursuant to, among other transactions, the merger of Purchaser into BDPH (the "Merger"), whereupon all rights and obligations of Purchaser hereunder will be, by virtue of the Merger, vested in BDPH (which will be renamed "Royal Wall Fashions, Inc." in the Merger);

         D. Seller desires to sell, assign and deliver ("Transfer") to Purchaser, and Purchaser desires to purchase and accept from Seller, the Imperial Shares on the terms and subject to the conditions set forth in this Agreement; and


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         E. Seller desires to cause Imperial Canada to Transfer to Purchaser, and Purchaser desires to purchase and accept from Imperial Canada, the C&A
Imperial Canada Assets and to assume the C&A Imperial Canada Assumed Liabilities
(together, the "Imperial Canada Business Acquisition").

         NOW, THEREFORE, the parties hereto agree as follows:

                         I. PURCHASE AND SALE OF SHARES

         1.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing, Seller will Transfer, or cause to be Transferred, to Purchaser, and Purchaser will purchase and accept from Seller and Imperial Canada, the Imperial Shares and the C&A Imperial Canada Assets, free and clear of all Liens, for the amount determined pursuant to Section 1.3 and in consideration of the grant of the Option to be delivered at Closing pursuant to Section 4.3.3 and the assumption of the C&A Imperial Canada Assumed
Liabilities (such amount, together with the Option and the C&A Imperial Canada
Assumed Liabilities, the "Purchase Price"). Notwithstanding any other provision hereof, in no event will the total amount of the accounts payable and accrued liabilities included in the C&A Imperial Assumed Liabilities (other than any liabilities under the Canadian Pension Plan) exceed $5.0 million. For purposes of this Agreement, (a) the "C&A Imperial Canada Assets" means all assets, properties and rights, of whatever kind and nature, real or personal, tangible or intangible, contractual or legal, wherever located, of Imperial Canada as of the Closing and (b) "C&A Imperial Canada Assumed Liabilities" means all obligations and liabilities, fixed or contingent, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, of Imperial Canada as of the Closing, except for (i) any Indebtedness of Imperial Canada and (ii) such of the foregoing as are retained by Seller or any of its Post-Closing Affiliates hereunder or as to which Seller has agreed to indemnify the Purchaser or the Purchased Imperial Companies under any provision of Article VI.

         1.2. Closing Payment. (a) The cash portion of the Purchase Price will be (i) $58 million, plus the amount of cash of Imperial UK as of immediately prior to the Closing, less $500,000 (the "Base Amount"), (ii) plus the Adjustment Amount, and (iii) minus the amount of any Indebtedness of any Purchased Imperial Company outstanding immediately prior to the Closing
(calculated after giving effect to any payments of any such Indebtedness prior to the Closing and in accordance with this Agreement (provided, however, that nothing in this Section 1.2 will be deemed to constitute an authorization of the incurrence or maintenance of any such Indebtedness by the Company)). For purposes of this Agreement (A) "Adjustment Amount" means, if Net

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Cash Flow is negative, a positive amount equal to such negative Net Cash Flow and, if Net Cash Flow is positive, a negative amount equal to such positive Net
Cash Flow; (B) "Indebtedness" means any liability or obligation (whether primary or secondary as a guarantor or other surety other than arising out of the endorsement of checks for collection in the ordinary course of business), for borrowed money, for deferred purchase price of any asset (other than obligations to pay for inventory purchased in the ordinary course of business), under a capitalized lease and any other liability or obligation which should be shown as indebtedness on a consolidated balance sheet for the Company prepared in accordance with GAAP, whether or not evidenced by a note, bond or similar instrument, and any prepayment penalties, accrued interest or other amounts due on or in respect of any of the foregoing; and (C) the term "Net Cash Flow" means an amount, for the period from and including November 2, 1997 through the opening of business on the Closing Date, calculated in accordance with Schedule
1.2, giving effect to an additional deemed positive cash flow amount (regardless of the actual amount thereof) of $6.0 million.

         (b) Not less than two business days prior to the Closing Date, Seller and Purchaser will jointly prepare estimates of the Adjustment Amount and Indebtedness (such estimated Adjustment Amount minus such estimated Indebtedness being the "Estimated Purchase Price Adjustment Amount"), determined in accordance with Section 1.2(a) and based upon their respective review of monthly financial information then available to Seller and Purchaser and their respective inquiries of personnel responsible for the preparation of financial information relating to the Company in the ordinary course thereof. If the parties are unable so to agree on the Estimated Purchase Price Adjustment
Amount, then the amount thereof as estimated by Deloitte & Touche LLP, Purchaser's independent accountants ("D&T"), in good faith will be the Estimated
Purchase Price Adjustment Amount for all purposes of this Agreement and the amount to be paid by Purchaser at the Closing will be the Base Amount, plus or minus, as the case may be, the Estimated Purchase Price Adjustment Amount (such amount, the "Closing Payment").

         (c) On the Closing Date, Purchaser will cause to be paid by wire transfer of immediately available funds to such account as Seller has theretofore designated an amount equal to the Closing Payment.

         1.3. Purchase Price Adjustment. (a) In order finally to determine the
Purchase Price, the Closing Payment will be increased or decreased, as the case may be, by the amount, if any, by which the Adjustment Amount and Indebtedness, each as finally determined in accordance with this Section 1.3, differ (on a combined basis) from the amounts thereof reflected

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Estimated Purchase Price Adjustment Amount. For purposes of this Agreement, (x)
the adjustment referred to in the immediately preceding sentence will be finally calculated on a net basis and (y) all determinations of the actual amounts thereof (the "Actual Purchase Price Adjustment Amount") will be determined by reference to the amounts thereof required to be shown, with respect to Indebtedness, on a consolidated balance sheet as of the opening of business on the Closing Date and, with respect to Net Cash Flow, on a consolidated statement of cash flows for the period from and including November 2, 1997 through the opening of business on the Closing Date (collectively, the "Closing Statement"), each on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing, the Financial Statements and in accordance with Schedule 1.2 and Section 1.2(a).

         (b) Within 60 calendar days after the Closing Date, Purchaser will in good faith prepare and deliver, or cause to be prepared and delivered, to Seller a Closing Statement setting forth Purchaser's determination of the Actual
Purchase Price Adjustment Amount. The parties and their respective authorized representatives will be entitled to review, during normal business hours, the books, records and work papers of the Company to prepare or review, as the case may be, the Closing Statement and to determine the Actual Purchase Price
Adjustment Amount. Without limiting the generality or effect of any other provision hereof, (i) the parties will provide the other parties and their authorized representatives access, during normal business hours, to the facilities, personnel and accounting and other records of the Company and the parties, as the case may be, to the extent reasonably determined by such other parties to be necessary to permit Purchaser to prepare or have prepared the Closing Statement and to compute the Actual Purchase Price Adjustment Amounts as herein provided and to permit Seller to review such Closing Statement and computation (including, if requested by Seller, such access as may be necessary or appropriate to permit Arthur Andersen L.L.P. ("AA") to perform an audit of Net Cash Flow); provided, however, that the parties will conduct any such review in a manner that does not unreasonably interfere with the conduct of any other party's business, and (ii) Seller will take such actions as may be reasonably requested by Purchaser to close, or to assist Purchaser in closing, as of the opening of business on the Closing Date, or as of the Closing, as the case may be, the books and accounting records of the Company and otherwise reasonably to cooperate with Purchaser and its representatives in the preparation of the Closing Statement. Concurrently with the delivery of the Closing Statement, Seller will use its reasonable efforts to cause AA to provide Purchaser access to any of such firm's workpapers, trial balances and similar materials prepared in connection with such firm's audits or reviews of any of the Financial
Statements (the "Workpapers").

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         (c) If, within 45 calendar days after the date of Purchaser's delivery of its computation of the Actual Purchase Price Adjustment Amount, Seller
determines in good faith that such computations are inaccurate, Seller will give written notice to Purchaser within such 45 calendar day period (i) setting forth
Seller's computation of Actual Purchase Price Adjustment Amount and (ii)
specifying in reasonable detail Seller's basis for its disagreement with
Purchaser's computations. The failure by Seller so to express its disagreement or provide such specification within such 45 calendar day period will constitute
Seller's acceptance of Purchaser's computation of the Actual Purchase Price
Adjustment Amounts. If Purchaser and Seller are unable to resolve any disagreement between them within ten calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to
KPMG Peat Marwick LLP (the "Accountants") as promptly as practicable. The
Accountants will make a determination as to each of the items in dispute, which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (C) made in accordance with this Agreement, and (D)
conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to rely on the Workpapers and the Company's books and records, and the fees and expenses of the Accountants will be shared equally by Purchaser and Seller (except as provided below). Purchaser and Seller will use reasonable efforts to cause the
Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. If the determination of the
Accountants represents an outcome more favorable to either Purchaser or Seller than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the other party at least two calendar days before the referral of the matter to the Accountants (each a "Last
Offer"), then the party obtaining such favorable result will be deemed the
"Prevailing Party" and the other party will be deemed the "Non-Prevailing
Party". For purposes hereof, all of the fees and expenses of the Accountants, will be borne by the Non-Prevailing Party. No party will disclose to the
Accountants, and the Accountants will not consider for any purpose, any settlement offer (other than the Last Offer) made by any party.

         (d) To the extent that the Actual Purchase Price Adjustment Amount, determined as provided in this Section 1.3 is more or less than the Estimated
Purchase Price Adjustment Amount, Seller or Purchaser, as applicable, will, within ten calendar days after the final determination of the Actual Purchase
Price Adjustment Amount, calculated on a net basis, pursuant to this Section
1.3,

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make or, in the case of Purchaser, cause to be made payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to The Chase Manhattan Bank's prime rate, as publicly announced and in effect from time to time during such period, plus 2.0%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by Purchaser or Seller, as applicable.

         1.4. Intercompany Obligations. Notwithstanding any other provision hereof, except for the receivables and payables described in Schedule 1.4
("Post-Closing AR/AP"), any amount owed by Seller or any of its Affiliates other than the Purchased Imperial Companies (collectively, "Post-Closing Affiliates"), or owed by any of the Purchased Imperial Companies to Seller or any Post-Closing
Affiliate, in respect of liabilities, obligations or assets of the Purchased
Imperial Companies of a type that would be shown on a consolidated balance sheet of any of the Purchased Imperial Companies as "Investments and Advances From
(To) Collins & Aikman Products Co." will be settled at or prior to the Closing and will not be reflected in the Closing Statement. Effective immediately after the Closing, all intercompany liabilities and obligations owing from Seller or any Post-Closing Affiliate to any of the Purchased Imperial Companies or owing from any of the Purchased Imperial Companies to Seller or any Post-Closing
Affiliate (except for any Post-Closing AR/AP) that is not settled as contemplated by the immediately preceding sentence will be netted against each other and the net balance thereof will be discharged and deemed forgiven without further action or payment, will be deemed contributed to or deducted from capital of the appropriate Purchased Imperial Company and all such amounts will be excluded from the determination of Net Cash Flow or Indebtedness under Sections 1.2 and 1.3. As a result, immediately following the Closing, there will be no further liability or obligation in respect of any such matters between Seller or any Post-Closing Affiliate, on the one hand, and the Purchased
Imperial Companies, on the other hand, except as expressly provided herein. Any holder of a note or other evidence of indebtedness deemed settled pursuant to this Section 1.4 will surrender such note or other evidence of indebtedness to the obligor thereon. In addition, and without limiting the generality or effect of the foregoing, effective as of immediately prior to the Closing, all contracts and other obligations, other than the Transaction Documents and other than as set forth on Schedule 1.4, between or among the Purchased Imperial
Companies or any of the Subsidiaries, on the one hand, and Seller or any Post-Closing Affiliate, on the other hand, will be terminated without further action to the extent that they would otherwise apply to any period or act occurring after the Closing. Notwithstanding anything to the contrary in this

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Agreement, Purchaser will not assume any liability or obligation (other than those listed on Schedule 1.4) owed by Imperial Canada to Seller or any Post-Closing Affiliate of a type that would be shown on a balance sheet of Imperial Canada and any such liability or obligation will not be included in the C&A Imperial Canada Assumed Liabilities.


                       II. REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of Seller. Subject to Section 2.3,
Seller represents and warrants to Purchaser as follows:

                  2.1.1. The Imperial Shares. (a) Except as set forth on
Schedule 2.1.1, (i) Seller owns free and clear of any mortgages, liens, security interests or other encumbrances (collectively, "Liens") the number of Imperial
Shares listed in Schedule 2.1.1, which Shares represent all of the issued and outstanding shares of capital stock of Imperial, and (ii) C&A Canada owns the shares of common stock of Imperial Canada listed in Schedule 2.1.1 as owned by C&A Canada (the "C&A Canada-Owned Imperial Canada Shares"), which shares, together with the shares of common stock of Imperial Canada listed in Schedule
2.1.1 as owned by Imperial (the "Imperial-Owned Imperial Canada Shares"), represent all of the issued and outstanding shares of capital stock of Imperial
Canada.

         (b) The Imperial Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Imperial Shares have not been issued in violation of, and are not subject to, any preemptive rights, and there are no outstanding convertible or exchangeable securities, calls, options or similar Contracts relating to the Imperial Shares or that may require the Company to issue to any person or entity any shares of any of its capital stock.
Except as listed or described on Schedule 2.1.1, there are no voting trust or other Contracts restricting the voting, dividend rights or disposition of the Imperial Shares.

         (c) Except as set forth in Schedule 2.1.1, Seller owns the Imperial
Shares beneficially and of record free and clear of all Liens and at the Closing will Transfer its entire right, title and interest in and to the Imperial Shares to Purchaser.

         (d) The Company does not own, beneficially or of record, any stock or other ownership interests in, or control, any other entity other than the Subsidiaries, all of the issued and outstanding share capital of which is owned by Imperial free and clear of all Liens (except for the C&A Canada-Owned
Imperial Canada Shares and as set forth on Schedule 2.1.1); and, except as set forth on Schedule 2.1.1, there are no outstanding convertible

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or exchangeable securities or agreements giving any person or entity any right to acquire shares of capital stock of either of the Subsidiaries and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of either of the Subsidiaries.

                  2.1.2. Authorization and Effect of Agreement. Seller has the requisite corporate power to execute and deliver this Agreement and the other agreements or instruments referred to herein other than the Recapitalization
Agreement, dated as of the date hereof, between Borden, Inc., BDPH and Purchaser
(the "Borden Agreement") (collectively, the "Transaction Documents") to which
Seller is a party and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by Seller of the Transaction Documents to which Seller is a party and the performance by Seller of the transactions contemplated thereby to be performed by it has been duly taken by Seller. Each Transaction Document to which Seller is a party has been, or will be, as the case may be, duly executed and delivered by Seller, and, assuming the due execution and delivery of such Transaction Document by Purchaser, constitutes, or will constitute, as the case may be, valid and binding obligations of Seller enforceable in accordance with its terms. Imperial and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

                  2.1.3. No Restrictions. The execution and delivery of the Transaction Documents by Seller, Imperial Canada and Imperial to which they are parties does not, and the performance by Seller, Imperial Canada and Imperial of the transactions contemplated thereby to be performed by them will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under,
(i) any provision of the Certificate of Incorporation or By-laws or comparable governing documents of Seller, Imperial or any of the Subsidiaries, (ii) any material lease, agreement, or other contract or legally binding contractual right or obligation (a "Contract") of the Company, (iii) any permit or approval
("Permit") issued under any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, decree or ruling or common law obligation ("Law") of any domestic, foreign or other court, government, governmental agency, authority, entity or instrumentality ("Governmental
Entity"), or (iv) any Law (other than a Law requiring a Permit), other than, as to clauses (ii), (iii) and (iv), any such conflicts, violations or defaults as are listed or described on

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Schedule 2.1.3 or which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or the Company in connection with the execution and delivery by Seller and Imperial Canada of the Transaction Documents to which they are a party or the performance by Seller and Imperial Canada of the transactions contemplated thereby to be performed by them, except (i) for the filing of a premerger notification report by an Affiliate of Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act"), if applicable in the circumstances, (ii) for such of the foregoing as are listed or described on Schedule 2.1.3, and (iii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which, individually or in the aggregate, if not obtained or made, could not reasonably be expected to result in a material undisclosed liability of the Company.

                  2.1.4. Financial Statements. (a) Attached as Schedule 2.1.4(a) are the audited consolidated balance sheets of the Company as of January 27, 1996 and December 28, 1996, the related audited consolidated statements of stockholders' equity, operations and cash flows for the fiscal years then ended, accompanied by the accountant's reports thereon, the unaudited combined balance sheet of the Company as of September 26, 1997 (the "Balance Sheet") and the unaudited combined statements of operations for the combined first two fiscal quarters of 1996 and 1997 (collectively, with the related notes, the "Financial
Statements"). The audited Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and cash flows for the periods specified in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"), except as set forth in Schedule
2.1.4(a).

                  (b) Seller will deliver audited consolidated balance sheets of the Company as of September 26, 1997 and the related audited consolidated statements of stockholders' equity, operations and cash flows for the nine month periods ended September 26, 1997 (collectively, with the related notes, the "Offering Financial Statements") as promptly as practicable and in any event by November 30, 1997. The Offering Financial Statements will present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods specified in conformity with GAAP.


                                        9


                  (c) The Company does not have, and as of immediately prior to the Closing will not have, any liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise, whether due or to become due, including any uninsured liabilities, and whether arising by virtue of a breach of or under any Law, any lawsuit or claim or otherwise, that would be required by GAAP to be shown as a liability on a consolidated balance sheet of the Company except (i) as and to the extent set forth in the Balance Sheet or specifically disclosed in the notes thereto, (ii) liabilities incurred in the ordinary course of business consistent with past practice and not prohibited by this Agreement, which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) as set forth in Schedule 2.1.4(c), and (iv) other liabilities for which Seller is responsible pursuant to this Agreement.

                  (d) Except as listed or described on Schedule 2.1.4(d), (i) from September 26, 1997 to the date of this Agreement, the Company has conducted the Business only in the ordinary course, consistent with past practice, (ii) since September 26, 1997, the Company has not taken any action which would have constituted a violation of Section 3.5 if Section 3.5 had applied since September 26, 1997, and (iii) during the period from September 26, 1997 to the Closing Date, there has not been any Material Adverse Effect, including any damage, destruction, loss or abandonment (whether or not covered by insurance) which, individually or in the aggregate, has or, to the Knowledge of Seller, could reasonably be expected to have, a Material Adverse Effect, other than, as applied to the accuracy of this representation in respect of the period between the date hereof and the Closing Date, changes or effects after the date hereof that result from general economic conditions or competitive circumstances in the markets in which the Business is conducted.

                  (e) For purposes of this Agreement, the term "Material Adverse Effect" means an event, circumstance or occurrence that has a material adverse effect on the Business or the consolidated financial condition or results of operations of the Company relative, in the case of financial condition or results of operations, to the management projections for the Business set forth in Schedule 2.1.4(e).

                  2.1.5. Brokers. No broker, investment banker, financial advisor or other person (other than BancBoston Securities, Inc. and Wasserstein Perella & Co., Inc., the fees and expenses of which will be paid by Seller) is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

         2.2. Representations and Warranties of Purchaser. Subject to Section 2.3, Purchaser represents and warrants to Seller as follows:

                  2.2.1. Authorization and Effect of Agreement. Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by Purchaser of this Agreement and the performance by Purchaser of the transactions contemplated hereby to be performed has been duly taken by Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

                  2.2.2. No Restrictions. The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of the transactions contemplated hereby to be performed by it will not, conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the charter or bylaws or comparable governing documents of Purchaser, or any material Contract or Permit applicable to Purchaser other than any such conflicts, violations or defaults which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby to be performed by either of them, except (i) for such of the foregoing as are listed or described on Schedule 2.2.2 and (ii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which, individually or in the aggregate if not obtained or made, could not reasonably be expected to result in a material undisclosed liability of Purchaser.

                  2.2.3. Financial Capacity. Purchaser has in hand a commitment letter (the "Commitment Letter"), which is currently in effect and a true and correct copy of which has been previously provided to Seller, from the financial institutions indicated therein, as well as the equity commitment letter of Blackstone Capital Partners III Merchant Banking Fund, L.P.

("Blackstone"), to provide the secured debt and equity financing contemplated by Purchaser for the transactions described in this Agreement and has obtained a highly confident letter, a true and correct copy of which has been previously provided to Seller, with respect to the subordinated debt financing so contemplated. Blackstone has undertaken to provide the equity capital contemplated by the Commitment Letter, and a true and correct copy of such undertaking has been previously provided to Seller.

                  2.2.4. Disclosure. As of the date hereof, to the Knowledge of Purchaser, (a) Seller is not in breach of any of its representations and warranties set forth in Section 2.1.4 and (b) Purchaser has furnished to Seller's financial advisors all material information pertaining to the Company and the Borden Recap that such financial advisors have requested prior to the date hereof.

         2.3.  Certain Limitations on Representations and Warranties.
 (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and (ii) the parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in the Transaction Documents.

                  (b) Any representation and warranty made in this Agreement by Seller will be deemed for all purposes to be qualified by the disclosures made in any Schedule specifically referred to in such representation or warranty and by the information disclosed in any other Schedule if the relevance of such information to such representation and warranty is reasonably apparent on its face. References in this Article to matters "primarily" relating to the Business are to matters which predominantly relate to the Business rather than predominantly to one of either Seller's or any Post-Closing Affiliate's other businesses or to the businesses or operations of Seller or any Post-Closing Affiliate generally.

                                 III. COVENANTS

         3.1. Investigation by Purchaser. (a) Prior to the Closing, upon reasonable notice from Purchaser to Seller given in accordance with this Agreement, Seller will, and will cause the Company to, afford to the officers, attorneys, accountants or other authorized representatives of Purchaser reasonable access during normal business hours to the facilities and the books and records of the Company so as to afford Purchaser a reasonable opportunity to make, at its sole cost and expense, such review, examination and investigation of the Company as Purchaser may reasonably desire to make, including without limitation a so-called "Phase I" (i.e., documentary review and walk-through site inspection) preliminary environmental evaluation; provided, however, that no borings or other so-called "Phase II" environmental examinations will be performed without Seller's prior written consent, which consent may be given or withheld in Seller's sole discretion. Purchaser will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, Seller will furnish to Purchaser, or cause to be furnished to Purchaser, such financial and operating data and other information pertaining to the Company as Purchaser may reasonably request; provided, however, that nothing in this Agreement will obligate Seller to take actions that would unreasonably disrupt the normal course of business of itself, any Post-Closing Affiliate or the Company, violate the terms of any applicable Law or rules of any national stock exchange applicable to it or its Affiliates or any Contract to which any of them is a party or to which any of them or any of their assets are subject (to the extent described in reasonable detail in response to any request for information specified above) or grant access to any of their proprietary or confidential information not related to the Business.

         (b) Subject to Section 3.2, whether or not the Closing occurs, Purchaser will, and will cause its Affiliates other than Seller to, treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third persons or entities) disclosed by any other party that is not its Affiliate, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, including without limitation in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, neither Purchaser nor any of its Affiliates will, and if the Closing occurs, Seller will not and will cause its Affiliates not to, disclose to any third party any confidential information, except as required by Law or rules of any national stock exchange or any Governmental Authority applicable to it or its Affiliates or Purchaser determines is required to be disclosed in connection with the financing described in Section 2.2.3, subject to Seller's right to review and reasonably object to such disclosure. If this Agreement is terminated, Purchaser and each of its Affiliates will return to Seller all originals and copies of all non-public documents and materials of the type provided for in this Section 3.1 which have been furnished or made available in connection with this Agreement, and Purchaser will destroy all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such information.

         3.2. Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties, which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates or prohibit Purchaser from making any disclosure it determines may be reasonably necessary in furtherance of obtaining the financing contemplated by Section 2.2.3, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

         3.3. Regulatory Filings. (a) Not later than two business days after the date hereof, Purchaser will, and Seller will cause the ultimate parent entity of Seller to, make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Purchaser will, and Seller will cause the ultimate parent entity of Seller to, file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. To the extent required by Law, Seller will make, or cause any of its Affiliates to make, such filings and use its reasonable efforts to obtain the governmental approvals and the other third party consents (if any) referred to in Section 2.1.3, and Purchaser will each make such filings and use its reasonable efforts to obtain the governmental approvals and the other third party consents (if any) referred to in Section 2.2.2. All filings referred to in this Section 3.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

         (b) Without limiting the generality or effect of Section 3.3(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable,
(ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to prevent the entry of, and to cause the lifting or removal of, any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

         3.4. Injunctions. Without limiting the generality or effect of any provision of Section 3.3, Section 3.6 or Section 3.9 or Article IV, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

         3.5. Operation of the Business. Except in connection with or as a result of any matter listed or described on Schedule 3.5, as expressly contemplated herein or as otherwise consented to by Purchaser or requested by Purchaser or any of its Affiliates, from the date hereof to the Closing Date, Seller will cause the Company to:

                  (a) Use reasonable efforts to keep the Business intact (including without limitation relationships with customers, employees, suppliers and others) and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business of the Business as presently conducted, and use reasonable efforts to maintain the goodwill associated with the Business; without limiting the generality or effect of the foregoing, (i) in all events Seller will take all actions so that, as of immediately prior to the Closing, the total accounts payable and accrued liabilities (other than any liabilities under the Canadian Pension Plan) included in the C&A Imperial Canada Assumed Liabilities total not more than $5.0 million and (ii) not effect any transaction between Imperial Canada, on the one hand, and any of the Purchased Imperial Companies, on the other hand, except in the ordinary course of business;

                  (b) Continue existing practices relating to maintenance of the assets owned, leased or otherwise held by the Company for use in the Business ("Assets") in good repair, ordinary wear and tear excepted, and continue to make capital expenditures substantially in accordance with budgets previously delivered to Purchaser (and Imperial hereby agrees to continue to make capital expenditures only substantially in accordance with budgets previously delivered to Purchaser unless each other party otherwise consents);

                  (c) Not purchase, sell, lease or dispose of, or enter into any Contract for the purchase, sale, lease or disposition of, or subject to Lien, any of the Assets other than (i) Products or (ii) in the ordinary course of business of the Business;

                  (d) Not adopt or make any amendment to any Employee Plan or increase the general rates of compensation of Employees, except (i) as required by Law or (ii) pursuant to any Contract in effect on the date of this Agreement (Seller representing that, to the Knowledge of Seller, no Contract providing for such adoption, amendment or increase is in effect other than collective bargaining agreements the terms of which have been previously disclosed to Purchaser);

                  (e) Not enter into, amend, modify or cancel any material Contract except in the ordinary course of business consistent with past practice;

                  (f) Not incur indebtedness for borrowed money, or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or make loans or advances to any person or entity (other than advances to Employees in the ordinary course of business consistent with past practice reflected on the Company's books and records);

                  (g) Not enter into any joint venture, partnership or similar arrangement;

                  (h) Not amend its Certificate of Incorporation or ByLaws;

                  (i) Not dispose of, permit to lapse or otherwise fail to preserve any of its Intellectual Property or other similar rights, dispose of or permit to lapse any material

         Permit, or dispose of or disclose to any person or entity other than an authorized representative of Purchaser, any trade secret (except for such of the foregoing as may occur by operation of Law or the terms of any of the foregoing);

                  (j) Not make any change in the accounting methods, principles or practices of the Business, except as required by GAAP;

                  (k) Not sell or factor any account receivable of the Business or otherwise participate in any accounts receivable facility other than to accept payments made by account debtors to the Company at an existing lock-box of the Company (which lock-box arrangement will be terminated as promptly as practicable);

                  (l) With respect to the Pension Plan for Salaried Employees of Imperial Wallcoverings (Canada), Inc.(the "Canadian Pension Plan"), (1) not withdraw any assets from the Canadian Pension Plan other than to pay benefits in accordance with its existing terms, (2) not make any amendment to the Canadian Pension Plan and (3) other than as may be required by Law, make any change to the actuarial assumptions used in determining the actuarial present value of the liabilities of the Canadian Pension Plan;

                  (m) Not fail to pay when due any amount owed to a third party, including without limitation, any Taxes, in accordance with the applicable payment terms;

                  (n) Not prepay any obligation of the Company other than (i) in the ordinary course of business consistent with past practice or (ii) Indebtedness; and

                  (o) Not enter into a Contract to do any of the foregoing (other than as may be required by Section 3.5(a) or 3.5(b).

For purposes of this Agreement, "Intellectual Property" means all patents and trademarks and all material trade names, service marks and registered copyrights, and registrations and applications therefor, used or held for use in the conduct of the Business.

         3.6. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Section 3.3, 3.4 or 3.9 or Article IV, prior to the Closing, each of the parties hereto will use its respective reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

         3.7. Negotiations With Others. From the date hereof until the termination of this Agreement in accordance with its terms or the Closing, Seller and its Affiliates will not, and will cause its and their respective officers, directors, investment bankers, attorneys, accountants and other agents not to: (i) initiate, solicit (including by way of furnishing information) or accept, any offer or proposal which constitutes, an Alternative Proposal or (ii) in the event of an unsolicited Alternative Proposal, engage in substantive discussions or negotiations, or enter into any Contract, with, or furnish information to, any Person relating to any Alternative Proposal. All such negotiations prior to the date hereof have been terminated. For purposes of this Agreement, "Alternative Proposal" means any proposal or offer from any Person relating to any acquisition or purchase of all or substantially all of the assets or common stock of the Company or any merger, consolidation, business combination or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

         3.8. Certain Additional Covenants. Seller will use its reasonable best efforts to cause the independent accountants that issued the reports relating to the Offering Financial Statements to consent to Purchaser's use of the Offering Financial Statements as may be required by applicable Law in the disclosure documents relating to the financing contemplated by this Agreement or any subsequent financing involving a public offering.

         3.9. Efforts to Consummate. Subject to the terms and conditions herein provided, Seller and Purchaser will use their reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing. Seller will, at its sole expense, cause to be included in the assets and properties of the Company prior to the Closing all assets, properties, permits, authorizations, rights and related obligations which are being used or held for use primarily or exclusively by the Company (whether or not such assets, properties, permits, authorizations, rights and related obligations are presently owned or held by the Company), all on terms and conditions, and pursuant to documentation, reasonably acceptable to Purchaser.

         3.10. Resignations. Prior to the Closing, upon Purchaser's specific request, Seller will cause to resign or to be removed from office such officers and directors of Imperial and each of the Subsidiaries whose full-time employment is not in the Business.

         3.11. Certain Conditions. Notwithstanding any other provision hereof, in the event that the condition to the Closing set forth in Section 4.2.4 is not satisfied, Purchaser will have no liability or obligation to Seller or any other Person under any provision of, or actual or alleged breach of, this Article III (other than Section 3.1(b) or 3.2), the parties hereby expressly acknowledging and agreeing that Purchaser will have no liability or obligation hereunder if the Borden Recap shall not have been consummated.

         3.12. Certain Pre-Closing Transactions. Immediately prior to the Closing, Seller will cause Imperial to Transfer to C&A Canada the Imperial-Owned Imperial Canada Shares for $1.00; such Transfer will be deemed not to constitute a breach of any representation, warranty or covenant herein. If, between the date of this Agreement and the Closing, any party reasonably determines that additional agreements with any other party are necessary and appropriate to effect the Transfer of the C&A Imperial Canada Assets and the assumption of the C&A Imperial Canada Assumed Liabilities on economic terms as close as practicable to a transaction in which Purchaser acquired all the stock of Imperial Canada, then the parties will negotiate in good faith with respect to such additional agreements (including, without limitation, any such agreements relating to the transfer of the assets and liabilities of the Canadian Pension
Plan). The parties agree that Seller may cause C&A Canada to amalgamate with Imperial Canada prior to the Closing. If such amalgamation were to take place, the parties agree to amend the Agreement as necessary so that C&A Canada will be the seller of the same Imperial Canada assets and Purchaser will assume the same liabilities as described in the present Agreement.


                                 IV. THE CLOSING

         4.1. Conditions Precedent to Obligations of Purchaser and Seller. The obligations of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the conditions that there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect that prohibits the Closing and the waiting period (and any extension thereof) applicable to the Imperial Canada Business Acquisition and the purchase and sale of the Imperial Shares contemplated hereby under the HSR Act shall have lapsed or been terminated. The foregoing conditions may be waived (i) insofar as it is a condition to the obligations of Purchaser, by Purchaser at its option and (ii) insofar as it is a condition to the obligations of Seller, by Seller at its option.

         4.2. Additional Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Purchaser:

         4.2.1. No Material Breach. There shall have been no material breach by Seller in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing.

         4.2.2. Transfer Documents, Etc. Seller shall have delivered or caused to be delivered to Purchaser the certificates representing the Imperial Shares, and certificates representing all shares of capital stock of the Subsidiaries other than Imperial Canada, which certificates shall have been duly endorsed for transfer or accompanied by duly executed stock powers, with (if applicable) any required tax stamps affixed thereto.

         4.2.3. Other Documents. Seller shall have duly executed and delivered to Purchaser a Management Services Agreement in substantially the form of
Schedule 4.2.3(a) (the "MSA") and a Noncompetition Agreement in substantially the form of Schedule 4.2.3(b) (the "NCA"), and Seller shall have delivered to Purchaser an opinion of Cravath, Swaine & Moore, counsel to Seller, substantially to the effect set forth in Schedule 4.2.3(c).

         4.2.4. Borden Closing. The conditions to the obligations of Purchaser to consummate the Borden Recap shall have been satisfied or duly waived in accordance with the requirements thereof.

         4.2.5. Material Adverse Change. Since September 26, 1997, there shall not have occurred (a) a Material Adverse Effect or (b) any event which could reasonably be expected to have a Material Adverse Effect.

         4.2.6. No Litigation. There shall not be pending or threatened any litigation seeking to enjoin this Agreement or the transactions contemplated hereby or the Borden Recap or seeking substantial damages as a result thereof.

         4.2.7. Certain Approvals. All filings and approvals specified in
Schedule 2.1.3 shall have been made or obtained and shall be in full force and effect.

         4.2.8. Release of Liens. Seller shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the release and termination of all Liens in respect of Indebtedness and any guarantees of indebtedness of Seller or any Post-Closing Affiliate.

         4.3. Additional Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller:

         4.3.1. No Material Breach. There shall have been no material breach by Purchaser in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing.

         4.3.2. Closing Payment. Purchaser shall have delivered the Closing Payment to Seller in the manner specified in Section 1.2.

         4.3.3. Option. Purchaser shall have executed and delivered to Seller an Option Agreement in substantially the form of Exhibit A (the "Option Agreement") under which Seller will have the right (the "Option") to purchase 6.7% of the common stock of BDPH issuable in the Merger calculated as specified in Footnote 1 of Exhibit A at an initial option exercise price (the "Initial Exercise Price") calculated in accordance with Note 2 of Exhibit A and otherwise on the terms set forth in Exhibit A. The Initial Exercise Price will be proportionately increased to the extent that stockholders of Purchaser make any additional contributions to the capital of BDPH to fund any adjustments required by Section
1.3 and the comparable provisions of the Borden Agreement.

         4.3.4. Other Documents. Purchaser shall have caused the Company to have duly executed and delivered to Seller the MSA and the NCA, and Purchaser shall have delivered to Seller an opinion of Jones, Day, Reavis & Pogue, counsel to Purchaser, substantially to the effect set forth in Schedule 4.3.4.

         4.4. The Closing. Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place on December 31, 1997 (or as soon as practicable thereafter as all of the conditions to the Closing set forth in Section 4.3 are satisfied or waived) (the actual date of the Closing, the "Closing Date"). The Closing will take place at 10:00 A.M., Eastern Time, at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022 or at such other time or place or on such date as shall be agreed upon the parties. At the Closing, the parties will execute and deliver such transfer and assumption documentation as may be customary to evidence the Transfer of the

C&A Imperial Canada Assets and the assumption of the C&A Imperial Canada Assumed Liabilities, as contemplated herein.

         4.5. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                  (a) By the mutual written consent of Purchaser and Seller;

                  (b) By Purchaser or Seller if the Closing shall not have occurred on or before May 31, 1998 (the "Drop Dead Date");

                  (c) By either Purchaser or Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof;

                  (d) By Purchaser, in its sole discretion, on December 5, 1997 or, if later, the fifth day following Seller's delivery of the Offering Financial Statements, but neither before nor after such date, if the Offering Financial Statements reflect an adverse difference from the financial information for the first three quarters of fiscal year 1997 previously provided to Purchaser by Imperial in any material respect as determined by Purchaser, which determination will be conclusive for all purposes; or

                  (e) By Purchaser, in its sole discretion, by notice given to Seller prior to 5:00 p.m., New York time, on November 5, 1997.

In the event of the termination of this Agreement under this Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Sections 3.1(b), 3.2 and 7.2 or by reason of a breach of any covenant or representation or warranty contained in this Agreement, including without limitation the covenants contained in Sections 3.3, 3.4 and 3.7.


                         V. SURVIVAL AND INDEMNIFICATION
         5.1. Survival of Representations, Warranties and Covenants. (a) Each of the representations and warranties contained in Article II and in the last sentence of Section 6.1.3(b) will survive the Closing and remain in full force and effect until the later of (i) the expiration of the applicable statute of limitations and (ii) the fifth anniversary of the Closing Date, except that the representations and warranties contained in clauses (ii) and (iii) of the first sentence of Section 2.1.3 and Sections 2.1.4, 2.2.2 and 2.2.4 will not survive the Closing. Any claim for indemnification with respect to such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim (whether or not the Indemnifiable Loss has been actually incurred as of the date of such notice) and the facts and Indemnifiable Loss relating thereto (to the extent reasonably determinable as of the date of such notice), within such specified periods of survival may not be pursued and is hereby irrevocably waived.

         (b) The covenants contained in Sections 3.1(b), 3.3(b), 3.4, 3.5(a)(i)-(iii), 3.5(l), 3.5(m), 3.5(n), 3.8 and 3.9 (second sentence only), in this Article V and in Articles I, VI and VII (the "Post-Closing Covenants") will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control). All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Closing, with the result that any claim for an alleged breach of any such covenant may not be pursued and is hereby irrevocably waived.

         5.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions, suits or proceedings (by any person or entity, including without limitation any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith or in enforcing the Indemnifying Party's obligations hereunder, losses, liabilities, costs and expenses, reduced by the amount of insurance proceeds actually received from any person or entity that is not an Affiliate of the Indemnitee, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

         (b) After the Closing, as between Seller and any Post- Closing Affiliate, on the one hand, and Purchaser, the Purchased Imperial Companies and any Affiliate of either of them, on the other hand, the rights and obligations set forth in this Article V will be the sole and exclusive remedies for breach of this Agreement.

         5.3. Indemnification. (a) Subject to Sections 5.1, 5.2 and 5.4, Seller will indemnify, defend and hold harmless Purchaser and its Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) (such persons and entities, "Purchaser Indemnitees") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                         (i) Any breach by Seller of any of the representations or warranties of Seller contained in this Agreement;

                        (ii) Any breach by Seller of any Post-Closing Covenant of Seller contained in this Agreement;

                      (iii) Any controlled group liability under (A) Title IV of ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Internal Revenue Code of 1986, as amended (the "Code"), (D) continuation coverage requirements of Sections 601, et seq. of ERISA and Section 4980B of the Code, and (E) corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, Employees or Former Employees;

                        (iv) All Indemnifiable Losses incurred by any Purchaser Indemnitee by reason of any liability or obligation of Seller or any of its Post-Closing Affiliates that does not solely arise out of the Business or the Company; and

                  (v) The assertion against Purchaser or any of its Affiliates of any liability or obligation of Imperial Canada that is not a C&A Imperial Canada Assumed Liability.

         (b) Subject to Sections 5.1, 5.2 and 5.4, Purchaser will, and, if the Closing occurs, Imperial, jointly and severally with Purchaser will, indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) (such persons and entities, "Seller Indemnitees") from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                         (i) Any breach by Purchaser of any of the representations or warranties of Purchaser contained in this Agreement;

                        (ii) Any breach by Purchaser of any Post-Closing Covenant of Purchaser contained in this Agreement;

                       (iii) The Assumed Push-Down Liabilities;

                        (iv) All Indemnifiable Losses incurred by any Seller Indemnitee by reason of any liability or obligation of the Company that solely arises out of the Business or the operations of the Company, provided, however, that this Section 5.3(b)(iv) will not apply to any matter for which Purchaser is entitled to indemnification under Section 5.3(a); and

                  (v) The assertion against Seller or any of its Post-Closing Affiliates of any C&A Imperial Canada Assumed
         Liability.

         5.4. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

         (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnitee or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

         (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

         (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.4(a), 5.4(b) or 5.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

         (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment to the Indemnitee, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other person or entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third person or entity that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third person or entity on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third person or entity. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                        VI. OTHER POST-CLOSING COVENANTS

         6.1.  Personnel Matters.

         6.1.1. Employees and Employee Benefit Plans. (a) Purchaser and Imperial, jointly and severally, will indemnify Seller and each of its Affiliates for any Indemnifiable Loss relating to, resulting from or arising out of any change by Purchaser or the Company in employee plan benefits or levels of compensation following the Closing Date from those existing on the Closing Date or any liability or obligation to any Employee in the event that Purchaser or the Company terminates the employment of any person who is an Employee as of the Closing Date. Subject to Section 6.1.4, effective as of the Closing Date, Purchaser will, or will cause one of its Affiliates to, offer employment to each Employee employed as of the Closing Date by Imperial Canada.

         (b) Purchaser agrees that, under any employee benefit plan made available or established after the Closing, Employees will receive credit for their years of service with Seller, any Post- Closing Affiliate or the Company prior to the Closing in determining eligibility and vesting thereunder, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. Purchaser will, or will cause one of its Affiliates to, cover Employees and Former Employees as of the Closing under a group health plan and waive any preexisting condition limitations applicable to Employees under any group health plan made available to Employees to the extent that an Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan prior to the Closing, and Purchaser will, or will cause one of its Affiliates to, take all action necessary to ensure that Employees and Former Employees are given full credit for all co-payments and deductibles incurred under any group health plan for the plan year that includes the Closing Date.

         (c) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, program, agreement or arrangement, whether or not subject to ERISA, that (i) provides benefits for Employees or Former Employees and (ii) is maintained by Seller, any Post-Closing Affiliate or the Company or to which Seller, any Post-Closing Affiliate or the Company contributes or is obligated to contribute, or under which Seller, any Post-Closing Affiliate or the Company is liable in respect of Employees or Former Employees. As used in this Agreement, (A) the term "Employee" means each person (if any) listed or described as such on
Schedule 6.1.1 and each person who is employed by the Company as of the Closing (Seller hereby covenanting that no such person will be so employed who also works for Seller or any Post-Closing Affiliate) and (B) the term "Former Employee" means any person formerly so employed by the Company in the conduct of the Business but does not include person who became an employee of Seller (or any entity that is or was an Affiliate of Seller) following the termination of their employment with the Company. The terms "Employee" and "Former Employee" will include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee.

         6.1.2. Assumption of Obligations. (a) Effective as of the Closing, Purchaser will cause the Company to assume and be solely responsible for all liabilities and obligations of any of Seller and each Post-Closing Affiliate arising at any time and relating to the employment or termination of employment of any Employee or Former Employee, except to the extent that any of such liabilities or obligations are expressly retained by any Seller or any Post-Closing Affiliate pursuant to this Section 6.1.

         (b) Except as provided in Section 6.1.3, effective as of the Closing, Purchaser will cause the Company to, assume and be solely responsible for all liabilities and obligations of Seller or any Post-Closing Affiliate with respect to Employees and Former Employees under any Employee Plan and Seller and each Post-Closing Affiliate will be relieved of all liabilities and obligations with respect to such Employee Plans. The liabilities and obligations assumed by Purchaser and all of its Affiliates pursuant to this Section 6.1.2(b) include without limitation (i) any liability or obligation relating to (x) short-term and long-term disability benefits, (y) group medical benefits, and

(z) retiree health and life insurance benefits; including in each case any claims for disability, medical, health and life insurance benefits incurred prior to the Closing; and (ii) any liability or obligation to provide such Employees and Former Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Plan that is a group health plan, and any liability or obligation relating to such coverage, including without limitation any liability or obligation to provide such Employees and Former Employees with the notice required under Section 4980B(f)(6) of the Code with respect to qualifying events that occur as a result of the Transfer of the Assets. Notwithstanding the foregoing, neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to Seller's cafeteria plan arrangement arising out of any failure of Seller to set forth the terms of such plan in a written plan document.

         (c) Seller will, and will cause Imperial Canada to, take all steps (i) as are necessary (including obtaining all required governmental or third party consents) to effect the assumption by Purchaser or one of Purchaser's Affiliates of the Employee Benefit Plans maintained or sponsored by Imperial Canada and the collective bargaining agreements covering Employees employed by Imperial Canada and (ii) as are reasonably calculated to ensure that Purchaser or its Affiliate assuming such Employee Benefit Plans and collective bargaining agreements do not incur any obligations or liabilities with respect to such plans and agreements that are greater than, or in addition to, Imperial Canada's obligations or liabilities under the terms of such plans and agreements as of the Closing Date.

         6.1.3. Retirement Plans. (a) As of the Closing, Seller will cause Employees to fully vest in their accrued benefits under the Collins & Aikman Corporation Employees' Profit Sharing and Personal Savings Plan and the Collins & Aikman Corporation Employees' Pension Account Plan (collectively, the "Retirement Plans"). Neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to the Retirement Plans, which will be retained by Seller. As soon as practicable after the Closing, to the extent permitted by Law and the terms of the Retirement Plans, Seller will permit distributions to Employees of their vested benefits under the Retirement Plans. With respect to Retirement Plans from which distributions are to be made, Purchaser will, or will cause one of its Affiliates to, take all action necessary to cause one or more qualified retirement plans maintained by Purchaser or any one of its Affiliates to accept an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code) of the amounts distributed from the Retirement Plans to each Employee who shall become an employee of Purchaser's affiliated group and a rollover contribution (within the meaning of Section 408(d)(3) of the Code) with respect to such amounts. To the extent distributions are not permitted under Law, Purchaser and Seller will take such mutually agreed upon action with respect to Employees' plan accounts, whether that be a spin-off, trustee-to-trustee transfer to a plan maintained by Purchaser or any of its Affiliates, or retention in the Retirement Plans for eventual distribution pursuant to the terms of such plan. All distributions under any Retirement Plan which is a defined benefit plan will satisfy all requirements for funding as are required by Law giving effect to the transactions contemplated by this Agreement. Seller represents and warrants that distributions to Employees as contemplated by this
Section 6.1.3 are permitted by the terms of the Collins & Aikman Corporation Employees' Pension Account Plan.

         (b) Seller will, and will cause Imperial Canada to, take all steps as are necessary or reasonably requested by Purchaser, to transfer to Purchaser, or one of Purchaser's Affiliates, the Canadian Pension Plan and the Canadian Pension Plan assets and liabilities (including obtaining all required governmental and third party consents). To the extent such a transfer is not permitted by the terms of the Canadian Pension Plan or applicable Law, Seller and Purchaser will permit distributions or make other arrangements as are contemplated with respect to Retirement Plans by the third and fourth sentences of Section 6.1.3(a).

         6.1.4. Employment and Plan Amendments or Terminations. Except as provided in Section 6.1.1, no provision of this Section 6.1 will limit Purchaser's or any of its Affiliates' right and authority to discontinue, suspend or modify the employment of any Employee or benefits provided to any or all Employees or Former Employees after the Closing; provided, however, that in the event of any such discontinuance, suspension or modification Purchaser will, or will cause one of its Affiliates to, remain liable for all Employee Plan and other employee benefit liabilities or obligations assumed pursuant to this Agreement and will indemnify, defend and hold harmless Seller, each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses they may suffer or incur as a result thereof. Neither Seller nor any Post- Closing Affiliate will be liable for any liability or obligation that may arise from the amendment or termination by Purchaser or any of its Affiliates of any employee benefit plan assumed, established or continued by Purchaser or any of its Affiliates under this Section 6.1.

         6.1.5. Transitional Matters. Each of Seller and Purchaser will use its respective reasonable efforts to cooperate to
(a) transfer to Purchaser or any of its Affiliates any insurance and administrative services contracts that Purchaser wishes to continue with respect to any Employee Plan that Purchaser or any of its Affiliates is assuming or continuing pursuant to this Agreement and (b) cause any insurance carrier administering workers' compensation and other employee benefit liabilities or obligations assumed by Purchaser or any of its Affiliates to deal directly with Purchaser or such Affiliate.

         6.1.6. Employee Information. Each of Seller and Purchaser will provide the other, in a timely manner, any information with respect to any Employee's or Former Employee's employment with and compensation from Seller, any Post-Closing Affiliate or Purchaser or any of its Affiliates, as the case may be, or rights or benefits under any employee benefit plan which the other party hereto may reasonably request.

         6.2.  General Post-Closing Matters.

         6.2.1. Post-Closing Notifications. Purchaser and Seller will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business.

         6.2.2. Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 30 calendar days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records, including without limitation Employee records and records relating to obligations of the Company to Employees under Employee Plans retained or assumed by Purchaser or the Company hereunder, and files primarily relating to the Business or the Company (collectively, "Records") in the possession of Seller or any Post-Closing Affiliate to the extent not in the possession of the Company or Purchaser, subject to the following exceptions:

                  (i) Purchaser recognizes that certain Records may contain only incidental information relating to the Company or may primarily relate to Seller or any Post-Closing Affiliate, or the businesses of Seller or any Post-Closing Affiliate other than the Business, and Seller and its Post- Closing Affiliates may retain such Records and Seller may deliver appropriately excised copies of such Records; and

                  (ii) Seller and each Post-Closing Affiliate may retain any Tax Returns so long as true and complete copies of the portions thereof relating to the Business are delivered to Purchaser at or before the Closing or made available to Purchaser following the Closing.

After the Closing, each party will, and will cause its Affiliates to, retain all Records (except those Records referred to in Section 6.2.2(a)(i) and (ii)) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, each party will, and will cause its Affiliates to, retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing, or permitting its Affiliates to dispose, of any such Records, each party will, and will cause its Affiliates to, give notice to such effect to the other party and give the other party at its cost and expense an opportunity to remove and retain all or any part of such Records as the other party may elect.

         (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including, without limitation, any Tax Return relating to state or local real property transfer or gains taxes), audits, legal proceedings, governmental investigations and other business purposes and to make inquiries relating thereto of the relevant personnel; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information (except to the extent required for purposes of defending or prosecuting any third party lawsuits or administrative or other adjudicative proceedings ("Legal Proceedings")). Each party will, and will cause its respective Affiliates controlled by it to, provide or make available to the other and the other's respective Affiliates access to employees of Purchaser and the Company for the purposes of, and with the limitations described in, the preceding sentence (including without limitation for the purpose of providing, and preparing to provide, testimony in connection with third party Legal Proceedings).

         6.2.3. Certain Tax Matters. (a) Seller will prepare and file or cause to be prepared and filed all Income Tax Returns for the Purchased Imperial Companies required to be filed with the appropriate foreign, United States, state and local taxing authorities for any taxable period that ends on or before the Closing Date (each a "Pre-Closing Tax Period"). Seller will prepare and, if required to do so by applicable Law, deliver to Purchaser for signing and filing any Income Tax Returns of the Purchased Imperial Companies with respect to any Pre-Closing Tax

Period (including any short period) that have not been filed prior to the Closing Date. Seller will pay all Taxes required to be paid with respect to such Tax Returns. Seller will prepare and file or cause to be prepared and filed all Income Tax Returns for Imperial Canada and will pay all Income Taxes required to be paid with respect to such Tax Returns.

         (b) Except as otherwise provided in Section 6.2.3(a) or Section 6.2.3(c), Purchaser will prepare and file or cause to be prepared and filed all Tax Returns for the Purchased Imperial Companies that are required to be filed with the appropriate United States, state, local and foreign taxing authorities for all periods as to which such Tax Returns are due after the Closing Date (taking into account all extensions of due dates). Subject to Section 6.2.3(r) and Section 6.2.3(v), Purchaser will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns.

         (c) With respect to any taxable period that would otherwise include but not end on the Closing Date, to the extent permissible pursuant to applicable Law, Seller will, and Purchaser will cause the Purchased Imperial Companies and Imperial Canada to, insofar as possible, (i) take all steps as are or may be reasonably necessary, including without limitation the filing of elections or returns with applicable taxing authorities, to cause such period to end on the Closing Date or (ii) if clause (i) is inapplicable, report (insofar as possible) the operations of the Purchased Imperial Companies only for the portion of such period ending on the Closing Date in a combined, consolidated or unitary Tax Return filed by Seller or a Post- Closing Affiliate, and report the operations of Imperial Canada only for the portion of such period ending at the close of business on the Closing Date, notwithstanding that such taxable period does not end on the Closing Date. If clause (ii) applies to a taxable period of the Purchased Imperial Companies, the portion of such taxable period included in such return filed by Seller will be treated as a Pre-Closing Tax Period described in Section 6.2.3(a) and Purchaser will not be responsible for filing such return for such portion of such year pursuant to Section 6.2.3(b), provided that the foregoing will not relieve Purchaser of its obligation under Section 6.2.3(b) to file a Tax Return reporting the operations of the Purchased Imperial Companies for the portion of such taxable period beginning after the Closing Date. If it is not possible for a Tax Return to be filed for Non-Income Taxes that reports the operations of Imperial Canada only for the period ending at the close of business on the Closing Date, the parties shall cooperate in preparing a return for the whole taxable period.

         (d) Purchaser will prepare and deliver, or will cause to be prepared and delivered, within 60 calendar days of receipt of

Seller's request therefor, to Seller, Seller's standard international, federal and state Income Tax Return data gathering packages relating to the Purchased Imperial Companies, and Seller's standard Tax Return data gathering packages relating to the Non-Income Taxes of Imperial Canada (if appropriate pursuant to Section 6.2.3(c)). Such packages will be prepared on a basis consistent with the prior year's Income Tax or Non-Income Tax (if appropriate) Returns. In addition to providing such packages to Seller, Purchaser will promptly provide or cause to be provided to Seller such other information as Seller may reasonably request in order for the operations of the Company to be properly reported in such Income Tax or Non-Income Tax(if appropriate) Returns.

         (e) Seller will indemnify, defend and hold harmless Purchaser and each of its Affiliates from and against any and all liability for any taxable period as a result of Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) for Income Taxes of any corporation, other than the Purchased Imperial Companies which is or has been affiliated with Seller or Collins & Aikman Corporation, a Delaware corporation ("C&A Corp.").

         (f) Purchaser is eligible to and will make a timely and effective election under Section 338(g) of the Code (and any comparable provision of state or local law) with respect to the purchase of the Imperial Shares hereunder. Both Seller and Purchaser are eligible to, and Purchaser will make and Seller will cause C&A Corp. to make, a timely and effective election under Section 338(h)(10) of the Code (and any comparable provision of state or local law) with respect to such purchase (the "Section 338(h)(10) Election").

         (g) At the Closing, Purchaser will deliver to Seller a completed Internal Revenue Service Form 8023A, and the required schedules thereto ("Form 8023A"), providing for the Section 338(h)(10) Election. Provided that the information on such Form 8023A is, in the reasonable determination of Seller, correct and complete in all material respects, Seller will, at the Closing, execute and deliver such Form 8023A to Purchaser. If any changes or supplements are required to the Form 8023A as a result of any information that is first available after the Closing, Seller and Purchaser will promptly agree upon and make such changes. Purchaser and Seller (or C&A Corp.) will timely file the Form 8023A, and any required supplements thereto, and will provide written evidence to the other that it has done so.

         (h) Purchaser and Seller agree that neither of them will take, or permit their Affiliates to take, any action to modify or revoke the elections contained in or the content of any Form 8023A without the express written consent of the other party.

         (i) Seller will pay and indemnify and hold Purchaser and Imperial harmless from (i) any and all Taxes arising from the Section 338(h)(10) Election and (ii) any Tax liability, cost or expense arising out of the failure to pay such Tax. Seller will also pay any state or local Tax (and indemnify and hold Purchaser and the Purchased Imperial Companies harmless against any Tax liability, cost or expense arising out of any failure to pay such Tax) attributable to any election under state or local law comparable to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to Purchaser's acquisition of the Purchased Imperial Companies.

         (j) Purchaser and Seller agree to report transactions under this Agreement consistent with the Section 338(h)(10) Election and will take no position contrary thereto unless required to do so pursuant to a final determination by any Taxing authority or judicial proceeding.

         (k) Seller will cause any tax sharing agreements between the Company and Seller or any other Post-Closing Affiliate to be terminated, effective as of the Closing Date, to the extent that any such agreement relates to the Company.

         (l) Purchaser and Seller agree that for purposes of all Tax Returns and other appropriate documents, (i) $10 million of the Purchase Price will be allocated to the Imperial Canada Business Acquisition, (ii) the balance of the Purchase Price and the liabilities of the Purchased Imperial Companies (plus other relevant items) will be allocated to the assets of the Purchased Imperial Companies (with the Option deemed for this purpose to be valued at $6 million) in a manner consistent with the purchase price allocation to be determined by the parties in accordance with Treasury Regulation Section 1.338(h)(10)-1, and
(iii) the sum of $10 million and the C&A Imperial Assumed Liabilities will be allocated among the C&A Imperial Canada Assets as follows: (A) Purchaser will propose such an allocation and (B) if Seller disagrees in good faith, after consultation with its Canadian tax advisors, with Purchaser's proposed allocation, Purchaser, Seller and their respective Canadian tax advisors will negotiate to determine such an allocation based on the principle that Purchaser's proposed allocation will be used to the maximum extent permitted by Canadian tax law. Such allocation as finally determined will be evidenced by a writing signed by Seller and Purchaser. The parties agree that, if requested by Seller, the parties will make any election under Canadian tax law necessary to permit C&A Canada or Imperial Canada to treat any loss on inventory as an ordinary loss unless Purchaser determines in its sole discretion that such election could have a negative impact on Purchaser or any of its Affiliates.

         (m) On or before the Closing Date, Seller agrees to provide Purchaser and the Company with all required clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order, to the extent allowed, to relieve Purchaser of any obligation to withhold any portion of the Purchase Price. If necessary to avoid sales or use Taxes, Seller will, to the extent allowed, provide Purchaser with all appropriate state and local resale certificates.

         (n) Seller will furnish to Purchaser on or before the Closing Date a certification of Seller's non-foreign status as set forth in Treasury Regulation
Section 1.1445-2(b).

         (o) Seller, Purchaser and the Company will reasonably cooperate with each other in connection with the preparation and filing of all Tax Returns or any audit examinations for any period, including without limitation the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns.

         (p) (i) With respect to any Income Tax Return of the Purchased Imperial Companies for a Pre-Closing Tax Period and any Income Tax Return of Imperial Canada for any tax period, Seller and its duly appointed representatives will have the sole right, at its or their expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund; notwithstanding the foregoing, without the express written consent of Purchaser or Imperial, which consent will not be unreasonably withheld or delayed, Seller will not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Tax liabilities of the Purchased Imperial Companies or Purchaser.

                  (ii) With respect to any other Tax Return of C&A Imperial Canada or the Purchased Imperial Companies, Purchaser, the Purchased Imperial Companies and their duly appointed representatives will have the sole right, at the expense of Purchaser or the Purchased Imperial Companies, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund; notwithstanding the foregoing, without the express written consent of Seller, which consent will not be unreasonably withheld or delayed, neither Purchaser nor the Purchased Imperial Companies will file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Tax liabilities of Seller or any Post-Closing Affiliate.

                  (iii) Each party hereto will notify the other within 30 calendar days (unless action is required sooner, then as soon as practicable) of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to the operations of the Company that is the subject of this Section 6.2.3(p), and will provide the other copies (subject to deletion of nonrelevant information) of all correspondence relating to such contest.

         (q) (i) "Income Tax" or "Income Taxes" means all Taxes imposed on, measured by or which require reference to, net or taxable income (including any income, franchise, estimated, alternative, minimum, add-on minimum or other Tax imposed on, measured by or which require reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof,
(ii) "Taxes" means all federal, state, local, foreign and other taxes (including without limitation income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, estimated stamp, value added, windfall profits, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, interest and penalties with respect thereto (such term shall also include any "Taxes" as to which the Company is liable as a successor or transferee or pursuant to a contractual obligation), (iii) "Non-Income Taxes" means all Taxes that are not Income Taxes, and (iv) "Tax Returns" means all returns, reports or information returns or statements relating to Taxes as are required to be filed with any United States, state, local and foreign taxing authorities.

         (r) Seller will defend, indemnify and hold harmless Purchaser and the Purchased Imperial Companies and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any breach of a covenant contained in this Section 6.2.3 and against the following Taxes and, except as otherwise provided in Section 6.2.3(s), against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes and in enforcing their rights under this Section 6.2.3: (i) all Income Taxes imposed on the Purchased Imperial Companies with respect to taxable periods ending before or on the Closing Date, (ii) all Income Taxes of Imperial Canada with respect to any Tax period, (iii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Income Taxes imposed on the Purchased Imperial Companies that are allocable, pursuant to Section 6.2.3(s), to the portion of such period ending on the Closing Date, (iv) all Non-Income Taxes of Imperial Canada that arise or accrue after the close of business on the Closing Date, and (v) all Canadian Non-Income Taxes arising out of or related to the pre-Closing transfer pricing practices of Seller and its Affiliates.

         (s) Purchaser will, and, if the Closing occurs, Imperial jointly and severally with Purchaser will, indemnify, defend and hold harmless Seller, each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including, without limitation, any predecessor to any of the foregoing) from and against (i) all Income Taxes imposed on the Purchased Imperial Companies with respect to taxable periods beginning after the Closing Date and, with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Income Taxes imposed on the Purchased Imperial Companies that are allocable, pursuant to Section 6.2.3(t), to the portion of such period beginning after the Closing Date, (ii) all Income Taxes relating to or arising out of the operation by Purchaser or any of its Affiliates of the business of Imperial Canada after the Closing Date,
(iii) all Non-Income Taxes of the Purchased Imperial Companies with respect to any Tax period and Non-Income Taxes of Imperial Canada that arise or accrue through the close of business on the Closing Date, in each case other than sales and transfer Taxes which are Seller's responsibility pursuant to Section 6.2.3(v) and Taxes which are Seller's responsibility pursuant to Section 6.2.3(r)(v), and (iv) any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes and in enforcing their rights under this Section 6.2.3.

         (t) In the case of Income Taxes of the Purchased Imperial Companies and Non-Income Taxes of Imperial Canada that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date or, in the case of Non-Income Taxes of Imperial Canada, at the close of business on the Closing Date, will be deemed equal to the amount that would be payable if the taxable year ended immediately prior to the Closing Date (including the taxable years of organizations in which the Company owns a partnership interest or equity interest) (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes). The portion of Tax allocable to the portion of the period ending on the Closing Date shall be computed on a per diem basis in the case of

Taxes that are neither (x) Income Taxes nor (y) imposed in connection with any sale or other transfer or assignment of property, real or personal, tangible or intangible.

         (u) Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for a period ending on or before the Closing Date arising out of the carryback of a loss or credit incurred by the Purchased Imperial Companies in a taxable period (or allocable portion thereof) ending after the Closing Date will be the property of Purchaser and, if received by Seller or any Post-Closing Affiliate will be paid over promptly to Purchaser (including any interest received from or credited thereon by the applicable taxing authority). Any other Income Tax refund for a period ending on or before the Closing Date or for the allocable portion of a period including the Closing Date will be the property of Seller. Purchaser will pay or cause the Company to pay to Seller all refunds or credits of Taxes (including any interest received from or credited thereon by the applicable taxing authority) received by Purchaser or any of its Affiliates after the Closing Date and attributable to Income Taxes paid by the Purchased Imperial Companies or any other Post-Closing Affiliate with respect to a Pre-Closing Tax Period or by Seller. Such payment will be made to Seller promptly after receipt of any such refund from, or allowance of such credit by, the relevant taxing authority. In all other events, any Tax refund will be the property of the Purchased Imperial Companies and paid to the Purchased Imperial Companies.

         (v) Seller and Purchaser will each pay one-half of all sales and transfer Taxes, if any, which may be payable with respect to the consummation of the transactions contemplated by this Agreement, including any and all sales, transfer, recording and other Taxes arising from the Imperial Canada Business Acquisition being effected in the form of a purchase and sale of assets rather than a stock acquisition, and to the extent any exemptions from such Taxes are available Seller and Purchaser will cooperate to prepare any certificates or other documents necessary to claim such exemptions.

         6.2.4. Insurance. With respect to any loss, liability or damage suffered by Purchased Imperial Companies after the Closing Date relating to, resulting from or arising out of the conduct of the Business prior to the Closing Date or included in the C&A Imperial Canada Assumed Liabilities, for which Seller or any Post-Closing Affiliate would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by Seller or a Post-Closing Affiliate or for the benefit of Seller or the Company, in respect of the Business, products, employees or the Company ("Insurance"), at the request of Purchaser, Seller will use its reasonable efforts to assert, or to assist Purchaser or the Purchased Imperial Companies to assert, one or more claims under such Insurance covering such loss, liability or damage if Purchaser or any of the Purchased Imperial Companies is not itself entitled to assert such claim, provided that all of Seller's and any Post-Closing Affiliate's out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this Section 6.2.4, are promptly reimbursed by Purchaser. Seller will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Insurance; provided, however, that (a) Purchaser's obligations under Section 5.3(b) will not be affected by the provisions of this Section 6.2.4 and (b) with respect to any claim made at the request of Purchaser or the Purchased Imperial Companies by Seller or any Seller Affiliate under any Insurance pursuant to this Section 6.2.4, Purchaser will indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, premium adjustments resulting from claims made at the request of Purchaser or the Purchased Imperial Companies under this Section 6.2.4 or other like arrangement by which any such entity retains any liability or obligation under any such policy of Insurance or otherwise.

         6.2.5. Receivables. As of the Closing, Seller will terminate any agreements to which Imperial or any of the Subsidiaries is a party that is related to the accounts receivables facility operated by a finance subsidiary of Seller for its affiliates and Seller will indemnify, defend and hold harmless the Company or Purchaser for any Indemnifiable Loss arising out of the Company's prior participation in this facility or performance under such agreements, provided, however, that the foregoing indemnity obligation will not apply to any loss on the sale of receivables prior to the Closing Date or the collection (or failure to collect) the receivables. Seller hereby agrees that all monies (regardless of any prior discount or loss on sale) collected after the Closing by Seller or any Post-Closing Affiliate with respect to receivables attributable to the Company will be paid to the Company within three business days of Seller's or Post-Closing Affiliate's receipt thereof.

         6.2.6.  Surety Obligations.   (a) From and after the
Closing, Purchaser will, and will cause the Company to, use reasonable efforts to obtain and have issued replacements for any guarantee, performance bond, letter of credit or other agreement guaranteeing or securing liabilities and obligations (including without limitation in respect of operating or other leases and the surety bonds listed on Schedule 6.2.6) (collectively, "Surety Obligations") relating to the Business or the Company under which Seller or any Post-Closing Affiliate has any liability to a third party and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release Seller and each Post- Closing Affiliate to such Surety Obligations from all liability thereunder relating to the Business or the Company, in each case as promptly as practicable. In the event and for the period that Purchaser and the Company fail to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(b), Purchaser will indemnify, defend, and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any such failure by Purchaser or the Company.

                  (b) From and after the Closing, Seller will use reasonable efforts to obtain and have issued replacements for any Surety Obligations relating to any business other than the Business or any Post-Closing Affiliate or under which the Company has any liability to a third party and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release the Company from all liability thereunder relating to any business other than the Business or any Post-Closing Affiliate, in each case as promptly as practicable. In the event and for the period that Seller fails to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(a), Seller will indemnify, defend, and hold harmless the Company and its respective Affiliates, directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any such failure by Seller.

         6.2.7. Assumed Push-Down Liabilities. Without further action, effective as of the Closing, the Company will assume the liabilities of Seller listed on
Schedule 6.2.7 (the "Assumed Push-Down Liabilities") but only to the extent related exclusively to the Business.

         6.2.8. 1994 Financial Statements. Seller will deliver as promptly as practicable after Purchaser's written request, audited consolidated balance sheets of the Company as of January 28, 1995 and the related audited consolidated statements of stockholders' equity, operations and cash flows for the fiscal year then ended, accompanied by the accountant's report thereon.

         6.2.9. Certain Contracts. (a) Notwithstanding anything to the contrary in this Agreement, to the extent that (i) any Contract that is a C&A Imperial Canada Asset (an "Assumed Contract") is not capable of being assigned to Purchaser in connection with the Closing without the consent or waiver of a third Person (including without limitation a Governmental Entity) which has not been obtained on or before the Closing Date, or (ii) any of the transactions contemplated by this Agreement constituted or would constitute a breach of any Assumed Contract, or a violation of any Law or Order or other governmental edict, Seller will be deemed not to have Transferred, and will not be obligated to Transfer, to Purchaser any direct or indirect right, title or interest in or to any such Contract without first having obtained all necessary consents and waivers. Seller will use reasonable efforts to obtain such consents and waivers as may be necessary to cure such potential breach or violation; provided, however, but without affecting Seller's obligations under Section 5.3, Seller will not be obligated to pay any consideration therefor to the party from whom the consent or waiver is requested. Purchaser agrees that neither Seller nor any of its Affiliates will have any liability whatsoever arising out of or relating to the failure to obtain any consents or waivers that may have been or may be required in connection with the transactions contemplated by this Agreement or because of a breach of, default under or termination of any Assumed Contract as a result thereof.

                  (b) To the extent that the consents and waivers referred to in the immediately preceding paragraph are not obtained, or until the breaches or violations referred to in the immediately preceding paragraph are resolved, Seller will use reasonable efforts, (i) with reasonable costs of Purchaser and its Affiliates related thereto to be promptly reimbursed by Seller, to provide to Purchaser, at its request, the benefits of any such Contract and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, without incurring any financial obligation to Seller or any of its Affiliates, and (ii) with reasonable costs of Seller and its Affiliates related thereto to be promptly reimbursed by Purchaser, to enforce, at the request and for the account of Purchaser, any rights of Seller arising from any such Contract against the other party or parties to such Contract (including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser). Notwithstanding any provision to the contrary contained herein, Purchaser will perform or pay for the benefit of the other party or parties thereto the obligations of Seller under or in connection with any such Contract and will indemnify and hold Seller and its

Affiliates harmless from any Indemnifiable Losses relating to, resulting from or arising out of any failure by Purchaser so to perform or pay. Purchaser will comply with all reasonable requests of Seller for cooperation in connection with the performance of Seller's obligations under this Section 6.2.9.


                          VII. MISCELLANEOUS PROVISIONS

         7.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

                  (a)  If to Purchaser, to:

                                    BDPI Holdings Corporation
                                    c/o The Blackstone Group
                                    345 Park Avenue
                                    New York, New York  10154
                                    Facsimile No.:  (212) 754-8720
                                    Attention:  Mr. David A. Stockman
                                                       Senior Managing Director

                           with a copy to:

                                    Jones, Day, Reavis & Pogue
                                    599 Lexington Avenue
                                    New York, New York  10022
                                    Facsimile No.:  (212) 755-7306
                                    Attention:  Robert A. Profusek, Esq.


                  (b)        If to Seller, to:

                                    Collins & Aikman Products Co.
                                    701 McCullough Drive
                                    Charlotte, North Carolina  28262
                                    Facsimile No.:  (704) 548-2010
                                    Attention:  Corporate Counsel

                           with a copy to:

                                    Collins & Aikman Products Co.
                                    200 Madison Avenue, 6th Floor
                                    New York, New York  10016
                                    Facsimile No.:  (212) 578-1269

                                    Attention:  Elizabeth R. Philipp, Esq.
                                                Executive Vice President - Law


or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

         7.2. Expenses. Except as otherwise expressly provided herein, (a) Seller will pay or cause to be paid all expenses incurred by Seller incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein, including without limitation the fees and expenses of any broker, finder, financial advisor or similar person engaged by such party.

         7.3. Successors and Assigns. (a) Subject to Section 7.3(b), this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing sentence, Purchaser may assign any of its rights or obligations under this Agreement to any lender to Purchaser or any subsidiary of Purchaser as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, or to any subsidiary of Purchaser or BDPH or any entity of which Purchaser is a subsidiary, provided however, that no assignment hereunder shall in any way affect Purchaser's or the Company's obligations or liabilities under this Agreement.

         (b) Nothing in this Agreement is intended to limit Purchaser's ability to sell or to Transfer the Shares following the Closing Date provided that such sale or Transfer will not result in a termination of any of Purchaser's covenants, duties, responsibilities, obligations or liabilities hereunder, including without limitation under Sections 3.1(b) and Articles V and VI, unless the person or entity acquiring the Shares pursuant to such sale or Transfer assumes all of such covenants, duties, responsibilities, obligations and liabilities in a written instrument reasonably satisfactory to Seller.

         7.4. Waiver. Either Purchaser or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither Purchaser nor Seller may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

         7.5. Entire Agreement. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

         7.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Purchaser and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

         7.7. Rights of the Parties. Except as provided in Article V or in Sections 6.2.3 and 7.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         7.8. Further Assurances. From time to time, whether at or after the Closing as and when requested by either Purchaser or Seller, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or otherwise reasonably requested by Purchaser or Seller to consummate the transactions contemplated by this Agreement or otherwise to carry out the intent and purpose of this Agreement and to assure that the Company holds all of the assets, properties, permits, authorizations, rights and related obligations used or held for use primarily or exclusively in the Business, including without limitation the proper filing, registration or recordation of such documents and instruments.

         7.9. Applicable Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         7.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         7.11. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the terms "subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended, provided, however, that, except with respect to Section 1.3, none of Purchaser, its parent or any entity controlled by either of them will be deemed to be Affiliates of Seller and none Seller, C&A Corp. or any entity controlled by either of them will be deemed to be Affiliates of Purchaser, (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America, and (viii) "Knowledge of Seller" means solely to the actual knowledge of the persons listed on Schedule 7.11(a), and (ix) "Knowledge of Purchaser" means solely to the actual knowledge of the persons listed on Schedule 7.11(b).

         (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         7.12. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer" Law of any jurisdiction in connection with the sale of the C&A Imperial Canada Assets to Purchaser.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        COLLINS & AIKMAN PRODUCTS CO.



                                       By: /s/ J. Michael Stepp
                                      Name:
                                     Title:


                                        IMPERIAL WALLCOVERINGS, INC.



                                       By: /s/ J. Michael Stepp
                                      Name:
                                     Title:


                                        BDPI HOLDINGS CORPORATION


                                       By: /s/ Anthony Grillo
                                      Name:
                                     Title:

                                                                       Exhibit A

                                    AGREEMENT


         This Agreement, dated as of __________, 199_, is made and entered into by and among Royal Wall Fashions, Inc., a Delaware corporation (the "Company"), Collins & Aikman Products Co., a Delaware corporation ("C&A" and, together with its Permitted Transferees of Option Shares, collectively "Holder"), and BDPI Holdings LLC, a Delaware limited liability company and a stockholder of the Company ("BDPI").

                                    RECITALS

         A. BDPI Holdings Corporation, a Delaware corporation ("Purchaser"), agreed to acquire the entire issued and outstanding share capital of Imperial Wallcoverings, Inc., a Delaware corporation ("Imperial"), pursuant to an Acquisition Agreement, dated as of November 3, 1997, among C&A, Imperial and Purchaser (the "Acquisition Agreement");

         B. Purchaser effected the recapitalization of the Company pursuant to, among other transactions, the merger (the "Merger") of Purchaser into the Company, whereupon by virtue of the Merger the Company assumed Purchaser's obligations under the Acquisition Agreement; and

         C. The Acquisition Agreement provides for this Agreement to be entered into by the parties hereto.

         NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto hereby agree as follows:

         1. Grant of Option. The Company hereby grants to C&A an option (the "Option") to purchase ______ shares (the "Option Shares")1 of Common Stock at a purchase price per Option Share2 payable upon the exercise of the Option (the "Option Price") of $_____ per Option Share, payable in cash in immediately available funds upon exercise of the Option as provided in Section 2. The Option Price and the number and kind of Option Shares purchasable upon exercise of the Option are subject to adjustment pursuant to Section 3.
--------
1 6.7% of the total number of shares of the Common Stock issuable in the Merger, calculated without giving effect to any shares or potentially dilutive options, warrants or other rights issued or granted to management or in connection with the financing of the Borden Recap and the transactions contemplated by the Agreement.

2 130% of the amount per share of capital contributed by BDPI to the Company as of the close of business on the Closing Date, giving effect to the Merger and subject to adjustment as provided in the Acquisition Agreement.

         2. Exercise of Option. (a) The Option may be exercised by C&A, in whole or in part, at any time and, subject to the last sentence of this Section 2, from time to time after the date hereof and prior to 5:00 p.m., New York, New York time on ___________,3 (the "Expiration Date") by delivering to the Company, at its principal office designated for such purpose, the following:

                     (i) a written notice of exercise of the Option duly executed by Holder (a "Notice of Exercise"); and

                    (ii) cash, a certified or bank cashier's check payable to the order of the Company or a wire transfer to an account designated by the Company, in each case in an amount in immediately available funds equal to the product of (A) the number of Option Shares and (B) the Option Price.

If Holder delivers a Notice of Exercise as to less than all of the Option Shares, the Option will expire without further action to the extent then unexercised unless such Notice of Exercise is given in respect of a transaction referred to in Section 7.3 or 7.4, in which event the Option may be exercised in part (to the extent that Option Shares are included in any such transaction) and will remain in effect in accordance with its terms with respect to the unexercised portion thereof.

                  (b) As promptly as practicable after the exercise of the Option in accordance with Section 2(a), and in any event within 10 Business Days after such exercise, the Company will (i) requisition from any transfer agent for the Common Stock certificates representing the Option Shares, (ii) after receipt of such certificates, cause them to be delivered to C&A, registered in C&A's name, and (iii) if applicable, deliver to or upon the order of C&A the amount of cash to be paid in lieu of the issuance of fractional Option Shares in accordance with the provisions of Section 4.

                  (c) The Company will take all such action as may be necessary to ensure that all Option Shares delivered upon exercise of the Option, at the time of delivery of the certificates for such Option Shares, will (subject to payment of the Option Price) be (i) duly and validly authorized and issued, fully paid and nonassessable and (ii) if shares of Common Stock are then listed on any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or qualified for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System, duly listed or qualified for quotation thereon, as the case may be.

                  (d) The Company will pay all expenses of the preparation, issuance and delivery of certificates representing Option Shares in connection with any exercise of the Option in accordance with Section 2(a), including any documentary or stamp taxes payable as a result of the issuance of Option Shares to C&A. In connection with any exercise of the Option
--------
3 Insert the fifth anniversary of the Closing Date.

in accordance with Section 2(a), the Option will be deemed to have been exercised, any certificate representing Option Shares issued on account thereof will be deemed to have been issued and the Person in whose name any such certificate is issued will be deemed for all purposes to have become a holder of record of the Option Shares represented thereby as of the date of such exercise.

         3. Adjustments of Option Price and Option Shares. The Option Price and the number and kind of Option Shares purchasable upon exercise of the Option will be subject to adjustment from time to time upon the occurrence of certain events as provided in this Section 3.

         3.1. Mechanical Adjustments. The Option Price and the number and kind of Option Shares purchasable upon exercise of the Option will be subject to adjustment as follows:

                  (a) Subject to Section 3.1(c), if the Company (i) pays a dividend or otherwise distributes to holders of its Common Stock, as such, shares of its capital stock (whether Common Stock or capital stock of any other class), (ii) subdivides its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issues any shares of its capital stock in a reclassification of its outstanding shares of Common Stock (excluding any such reclassification in connection with a consolidation, merger or other business combination transaction), then the number and kind of Option Shares purchasable upon exercise of the Option immediately prior thereto will be adjusted so that C&A will be entitled to receive (A) in the case of a dividend or distribution, the sum of (1) the number of Option Shares that, if the Option had been exercised immediately prior to such adjustment, C&A would have received upon such exercise and (2) the number and kind of additional shares of capital stock that C&A would have been entitled to receive as a result of such dividend or distribution by virtue of its ownership of the Option Shares, (B) in the case of a subdivision or combination, the number of Option Shares that, if the Option had been exercised immediately prior to such adjustment, C&A would have received upon such exercise, adjusted to give effect to such subdivision or combination as if the Option Shares had been subject thereto, or (C) in the case of an issuance in a reclassification, the sum of (1) the number of Option Shares that, if the Option had been exercised immediately prior to such adjustment, C&A would have received upon such exercise and retained after giving effect to such reclassification as if the Option Shares had been subject thereto and (2) the number and kind of additional shares of capital stock that C&A would have been entitled to receive as a result of such reclassification as if the Option Shares had been subject thereto. An adjustment made pursuant to this Section 3.1(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution in the case of a dividend or distribution and will become effective immediately after the effective date of such subdivision, combination or reclassification in the case of a subdivision, combination or reclassification.

                           (b) (i) In the event of a distribution by the Company to holders of its outstanding common stock of stock of a subsidiary or securities convertible into or exercisable for such stock, then in lieu of an adjustment in the number of Option Shares purchasable upon the exercise of the Option, C&A will be entitled to (A) receive from such subsidiary, an option (a "Subsidiary Option") having terms (including adjustments of number of option shares and exercise price) substantially similar to the terms of the Option and (B) an adjustment to the Option Price, such that the Exercise Price plus the exercise price of the Subsidiary Option shall equal the Option Price immediately prior to such distribution.

                                    (ii)  If the Company distributes to holders
         of its Common Stock evidences of indebtedness of the Company or assets or securities other than Common Stock (including any contractual or other right to purchase Common Stock but excluding ordinary cash dividends payable out of consolidated retained earnings and dividends or distributions referred to in Section 3.1(a)) (any such evidences of indebtedness, assets or securities, the "assets or securities"), then, in each case, the Option Price shall be adjusted by subtracting from the Option Price then in effect the fair market value of the assets or securities that C&A would have been entitled to receive as a result of such distribution had the Option been exercised and the relevant Option Shares issued in the name of C&A immediately prior to the record date for such distribution; provided, however, that if such adjustment would result in an Option Price of less than $0.01 per share (or such other amount equal to the then par value of the Common Stock), then the Company shall distribute such assets or securities to C&A as if C&A had exercised the Option and the Option Shares had been issued in the name of C&A immediately prior to the record date for such distribution.

                  (c) No adjustment in the number of Option Shares purchasable upon the exercise of the Option will be required unless such adjustment would require an increase or decrease in the number of Option Shares purchasable upon the hypothetical exercise of the Option of at least 1%. All calculations with respect to the number of Option Shares will be made to the nearest one-thousandth of a share and all calculations with respect to the Option Price will be to the nearest whole cent.

                  (d) Whenever the number of Option Shares purchasable upon the exercise of the Option is adjusted as herein provided, the Option Price will be correspondingly adjusted by multiplying the Option Price in effect immediately prior to such adjustment by a fraction, the numerator of which will be the number of Option Shares purchasable upon the exercise of the Option immediately prior to such adjustment, and the denominator of which will be the number of Option Shares so purchasable immediately thereafter.

                  (e) For the purpose of this Section 3, the term "Common Stock" means (i) the class of shares designated as the Common Stock of the Company as of the date of this Agreement, (ii) all shares of any class or classes (however designated) of the Company, now or hereafter authorized, the holders of which have the right, without limitation as to amount, either to all or to a part of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which are ordinarily entitled to vote generally in the election of directors of the Company, or (iii) any other class of shares resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

         3.2. Notice of Adjustment. Whenever the Option Price or the number or kind of Option Shares purchasable upon exercise of the Option is adjusted pursuant to any of the provisions of this Agreement, the Company will promptly give notice to C&A of such adjustment or adjustments, together with a certificate of a firm of independent public accountants selected by the Company (who may be the regular accountants employed by the Company) setting forth the adjustments in the Option Price and the number or kind of Option Shares purchasable upon exercise of the Option, and also setting forth a brief statement of the facts requiring such adjustments and the computations upon which such adjustments are based. Such certificate will be conclusive evidence of the correctness of such adjustments.

         3.3. Preservation of Purchase Rights Upon Merger, Consolidation, Etc. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or transfer to another entity in any one transaction or series of related transactions effected pursuant to a common plan of all or substantially all the assets of the Company (any such transaction, a "Company Sale"), the Company or such successor, as the case may be, will execute an agreement providing that C&A will have the right thereafter, upon payment of an amount equal to the amount payable upon the exercise of the Option immediately prior thereto, to purchase upon exercise of the Option in accordance with Section 2 the kind and amount of securities or property that it would have owned or have been entitled to receive after giving effect to the Company Sale on account of the Option Shares that would have been purchasable upon the exercise of the Option had the Option been exercised immediately prior thereto, provided that (a) to the extent that C&A would have been so entitled to receive cash on account of such Option Shares, C&A may elect in connection with the exercise of the Option in accordance with Section 2.1 to reduce the amount of cash that it would be entitled to receive upon such exercise in exchange for a corresponding reduction in the amount payable upon such exercise), (b) no adjustment in respect of dividends, interest or other income on or from such shares or other securities or property will be made during the term of the Option or upon the exercise of the Option, and (c) nothing herein will diminish or otherwise affect the provisions of Sections 7.3 and 7.4. Such agreement will provide for adjustments that will be as nearly equivalent as may be practicable to the adjustments provided for in this Section 3. The provisions of this
Section 3.3 will similarly apply to successive consolidations, mergers, sales or transfers.

         4. Fractional Interests. The Company may, but will not be required to, issue fractional Option Shares or fractional interests in any other securities on the exercise of the Option. If any fraction of an Option Share or other security would, except for the provisions of this Section 4, be issuable upon the exercise of the Option, the Company will pay or issue, as the case may be, such fractional interest or, at the Company's option, an amount in cash (a) in lieu of a fractional Option Share, equal to the Current Market Price for one share of Common Stock on the Trading Day immediately preceding the date on which the Option is presented for exercise, multiplied by such fraction of an Option Share, or (b) in lieu of a fractional interest in any other security, equal to the fair value of such fractional interest, determined in a manner as similar as possible, taking into account the difference in the fractional interest being valued, to the calculation described in clause (a) of this Section 4.

         5. Notices to C&A. Nothing contained in this Agreement will be construed as conferring upon Holder the right to vote, or to receive dividends, or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter or any rights whatsoever as a stockholder of the Company; provided, however, that if, at any time prior to the Expiration Date and prior to the exercise of the Option, any of the following events occurs:

                  (a) The Company declares any dividend payable in any securities upon its shares of Common Stock or makes any distribution (other than a regular cash dividend payable out of consolidated retained earnings) to the holders of its shares of Common Stock;

                  (b) The Company offers to the holders of its Common Stock any shares of capital stock of the Company or any Subsidiary or securities convertible into or exchangeable for shares of capital stock of the Company or any Subsidiary or any option, right or warrant to subscribe for or purchase any thereof;

                  (c) The Company distributes to the holders of its Common Stock evidences of indebtedness or assets (including any cash dividend which would result in an adjustment under Section 3.1) of the Company or any Subsidiary;

                  (d) Any reclassification of the Common Stock, any consolidation of the Company with or merger of the Company into another entity, any sale, transfer or lease to another entity of all or substantially all the property of the Company; or

                  (e) Any proposal by the Company to effect a dissolution, liquidation or winding up of the Company that has been publicly announced by the Company;

then in any one or more of such events the Company will give notice of such event to Holder, as provided in Section 10 hereof, such giving of notice to be completed at least ten Business Days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of stockholders entitled to vote on such proposed reclassification, consolidation, merger, sale, transfer or lease, dissolution, liquidation or winding up. Such notice will specify such record date or the date of closing the transfer books, as the case may be, for such event. Failure to mail or receive such notice or any defect therein or in the mailing thereof will not affect the validity of any action taken in connection with such event.

         6. Reports to C&A. (a) To the extent such documents are required to be sent by the Company to the holders of outstanding Common Stock, the Company will provide to C&A, within 15 calendar days after it files them with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

                  (b) The Company will provide to C&A copies of its annual financial statements and quarterly financial statements in the forms provided to its senior bank lenders, within 15 calendar days after they are provided to such lenders.

         7. Agreements of Holder and the Company with Respect to Option Shares. The provisions of this Section 7 will apply to all Option Shares acquired upon exercise of the Option and any other shares of Common Stock which Holder hereafter acquires by means of a stock split, stick dividend, distribution, exercise of options or warrants or otherwise (other than pursuant to a Public Offering) (all such Option Shares or other shares, "Shares").

         7.1. Limitations on Transfer. (a) No Holder may Transfer any Shares (i) other than in accordance with Sections 7.2, 7.3, 7.4 or 7.5 or (ii) to a Transferee engaged in the business of the development, production, marketing, distribution or sale of vinyl and/or paper decorative surface products (a "Competitor"). C&A may not, directly or indirectly, Transfer the Option in part or to a Competitor and may Transfer its entire rights in and under the Option only in the circumstances, and subject to the same conditions, permitted and specified in Sections 7.3 and 7.5 as applicable to Transfers of Shares.

                  (b) In the event of any purported Transfer of the Option or any Shares in violation of the provisions of this Agreement, such purported transfer will be void and the Company will not give effect to such Transfer.

                  (c) Each certificate representing Shares issued to Holder will bear the following legend on the face thereof:

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT AMONG THE COMPANY, BDPI HOLDINGS LLC AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPTION AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH OPTION AGREEMENT.

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND

         MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM
         REGISTRATION IS AVAILABLE."

The aforesaid legend will be removed by the Company by the delivery of substitute certificates without such legend in the event of (i) a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an Assumption Agreement or (ii) the termination of Sections 7.1, 7.2 and
7.5 pursuant to the terms hereof, provided however, that the second paragraph of such legend will only be removed if at such time it is no longer required for purposes of the Securities Act.

         7.2. Transfers to Affiliates. Subject to Section 7.1, Holder may Transfer the Option as an entirety or any or all of the Shares held by it to any of its Affiliates who duly executes and delivers an Assumption Agreement, provided that in connection therewith the Company has been furnished with an opinion in form and substance reasonably satisfactory to the Company of counsel reasonably satisfactory to the Company that such Transfer is exempt from or not subject to the provisions of Section 5 of the Securities Act and any other applicable securities laws.

         7.3. Tag-Along Rights. (a) So long as this Agreement remains in effect, with respect to any proposed Transfer by BDPI or any Person to whom BDPI assigns its rights in accordance with Section 7.4(c) of shares of Common Stock to any Person not an Affiliate of BDPI, other than in a Public Offering, whether pursuant to a stock sale, a tender or exchange offer or a similar transaction (any such transaction, a "BDPI Sale"), BDPI will have the obligation, and Holder will have the right, to require the proposed Transferee or acquiring Person to purchase from a Holder who exercises its rights under Section 7.3(b) (a "Tagging Stockholder") a number of Shares up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of Shares owned by such Tagging Stockholder by (B) the aggregate number of shares of Common Stock owned by BDPI, the Tagging Stockholder and any other Stockholder entitled to participate in such transaction, and (ii) the total number of shares of Common Stock proposed to be directly or indirectly Transferred to the Transferee or acquiring Person in the contemplated BDPI Sale, at the same price per share of Common Stock and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to BDPI; provided, that in order to be entitled to exercise its right to sell Shares to the proposed Transferee or acquiring Person pursuant to this Section 7.3, each Tagging Stockholder must agree to make to the Transferee or acquiring Person substantially the same representations, warranties, covenants, indemnities and agreements as BDPI agrees to make in connection with the proposed BDPI Sale. Each Tagging Stockholder will be responsible for its proportionate share of the costs of the BDPI to the extent not paid or reimbursed by the Company or the Transferee.

                  (b) BDPI will give notice to each Tagging Stockholder of each proposed BDPI Sale at least 15 Business Days prior to the proposed consummation of such BDPI Sale, setting forth the number of shares of Common Stock proposed to be so Transferred, the name and address of the proposed Transferee or acquiring Person, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, BDPI will provide such information, to the extent reasonably available to BDPI, relating to such consideration as the Tagging Stockholder may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the proposed Transferee or acquiring Person, and a representation that the proposed Transferee or acquiring Person has been informed of the tag-along rights provided for in this Section 7.3. BDPI will deliver or cause to be delivered to each Tagging Stockholder copies of all transaction documents relating to the proposed BDPI Sale (including draft and final versions of such documents) as the same become available. The tag-along rights provided by this
Section 7.3 must be exercised by each Tagging Stockholder within 12 Business Days following receipt of the notice required by the preceding sentence by delivery of a written notice to BDPI indicating the desire of such Tagging Stockholder to exercise its or his rights and specifying the number of Shares it desires to sell. The Tagging Stockholder will be entitled under this Section 7.3 to Transfer to the proposed Transferee or acquiring Person the number of Shares calculated in accordance with Section 7.3(a).

                  (c) If any Tagging Stockholder exercises its rights under
Section 7.3(a), the closing of the purchase of the Shares with respect to which such rights have been exercised will take place concurrently with the closing of the sale of BDPI's Common Stock to the proposed Transferee or acquiring Person.

         7.4. Drag-Along Rights. (a) So long as this Agreement remains in effect, if BDPI receives a bona fide offer from a Person other than an Affiliate of BDPI (a "Third Party") to purchase in an arms'-length transaction of a type referred to in the first sentence of Section 7.3(a) at least a majority of the shares of Common Stock then outstanding and such offer is accepted by BDPI, then Holder hereby agrees that it will Transfer to such Third Party on the terms of the offer so accepted by BDPI, including the same time of payment and per Share consideration, the number of Shares equal to the number of Shares owned by Holder multiplied by the percentage of the then-outstanding shares of Common Stock to which the Third Party offer is applicable.

                  (b) BDPI will give notice (the "Drag-Along Notice") to Holder of any proposed Transfer giving rise to the rights of BDPI set forth in Section 7.4(a) as soon as practicable following BDPI's acceptance of the offer referred to in Section 7.4(a). The Drag-Along Notice will set forth the number of shares of Common Stock proposed to be so Transferred, the name of the proposed Transferee or acquiring Person, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, BDPI will provide such information, to the extent reasonably available to BDPI, relating to such consideration as Holder may reasonably request in order to evaluate such non-cash consideration), the number of shares of Common Stock sought and the other terms and conditions of the offer. BDPI will notify Holder at least ten Business Days in advance of entering into a definitive agreement in connection with such offer. In any such agreement, Holder will be required (i) to make the same representations, warranties and indemnities as BDPI makes, so long as they are made severally and not jointly, and (ii) to pay its proportionate share of the costs of such Transfer to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person. If the Transfer referred to in the Drag-Along Notice is not consummated within 180 days from the date of the Drag-Along Notice, BDPI must deliver another Drag-Along Notice in order to exercise its rights under this Section 7.4 with respect to such Transfer or any other Transfer.

                  (c) Notwithstanding Section 12, BDPI may assign its rights under this Section 7.4 to a single Transferee of at least a majority of the shares of Common Stock then owned by BDPI, provided, however, that upon such an assignment BDPI's rights under this Section 7.4 will terminate.

                  (d) If more than one Person is included in Holder when the Company exercises drag-along rights under this Section 7.4, each such Person will participate pro rata by reference to the number of Shares owned by each such Person.

                  (e) If the Company has drag-along rights similar to this
Section 7.4 with respect to any holder of Common Stock other than Holder, then the Company may not exercise its drag-along rights under this Section 7.4 unless it simultaneously exercises (to the maximum proportional extent permitted) its drag-along rights against such other holder.

         7.5. Right of First Offer. (a) Except as otherwise expressly permitted by Sections 7.2, 7.3 or 7.4, during the period from the date hereof until the earlier to occur of the completion of an IPO and the fifth anniversary of the date on which a Notice of Exercise is given (the "ROFO Period"), prior to any Holder proposing to effect a Transfer of Common Stock to any Person not an Affiliate of the Transferor (a "Third-Party Sale"), such Holder (the "Offering Stockholder") will deliver to BDPI a written Notice (an "Offer Notice") specifying (i) the aggregate amount of cash consideration (the "Offer Price") for which the Offering Stockholder proposes to sell the Common Stock to be offered in such Third-Party Sale (the "Offered Stock"), (ii) the identity of the purchaser in such Third-Party Sale (if then known), and (iii) all other material terms of the proposed Third-Party Sale.

                  (b) Prior to negotiating (or committing to negotiate) with any third party in respect of a possible sale Third-Party Sale of any Common Stock, the Offering Stockholder will negotiate with BDPI in good faith concerning the possible sale to BDPI of the Common Stock proposed or otherwise intended to be sold in a Third Party Sale for a period of 30 calendar days following the date on which BDPI receives the Offer Notice. If BDPI delivers to the Offering Stockholder a written Notice (an "Acceptance Notice") within such 30 calendar day period (such period being referred to herein as the "ROFO Acceptance Period") stating that BDPI is willing to purchase all of the Offered Stock for the Offer Price and on the other terms set forth in the Offer Notice, the Offering Stockholder will sell all of the Offered Stock to BDPI, and BDPI will purchase such Offered Stock from the Offering Stockholder, on the proposed terms and subject to the conditions set forth below.

                  (c) The consummation of any purchase of the Offered Stock by BDPI pursuant to this Section 7.5 (the "ROFO Closing") will occur no more than 90 calendar days following the delivery of the Acceptance Notice (such 90 calendar day period being referred to herein as the "ROFO Closing Period") at 10:00 a.m. (Eastern Time) at the offices of Jones, Day, Reavis & Pogue at 599 Lexington Avenue, New York, New York 10022, or at such other time of day and place as may be mutually agreed upon by the Offering Stockholder and BDPI. At the ROFO Closing, (i) BDPI will deliver to the Offering Stockholder by certified or official bank check or wire transfer to an account designated by the Offering Stockholder an amount in immediately available funds equal to the Offer Price, (ii) the Offering Stockholder will deliver one or more certificates evidencing the Common Stock, together with such other duly executed instruments or documents (executed by the Offering Stockholder) as may be reasonably requested by BDPI to acquire the Offered Stock free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests, options, trusts, commitments and other restrictions of any kind whatsoever (collectively, "Encumbrances"), except for Encumbrances created by this Agreement, federal or state securities laws or BDPI or as specified in the Offer Notice ("Permitted Encumbrances"), and (iii) the Offering Stockholder will be deemed to represent and warrant to BDPI that, upon the ROFO Closing, the Offering Stockholder will convey and Blackstone will acquire the entire record and beneficial ownership of, and good and valid title to, the Offered Stock, free and clear of any and all Encumbrances, except for Permitted Encumbrances.

                  (d) If no Acceptance Notice relating to the proposed Third-Party Sale is delivered to the Offering Stockholder prior to the expiration of the ROFO Acceptance Period, or an Acceptance Notice is so delivered to the Offering Stockholder but the ROFO Closing fails to occur prior to the expiration of the ROFO Closing Period (unless BDPI was ready, willing and able prior to the expiration of the ROFO Closing Period to consummate the transactions to be consummated by BDPI at the ROFO Closing), the Offering Stockholder may (without affecting its rights, if any, arising out of such failure) consummate the Third-Party Sale, but only (i) during the 90 calendar day period immediately following the expiration of the ROFO Acceptance Period (in the event that no Acceptance Notice was timely delivered to the Offering Stockholder) or the 90 calendar day period immediately following the expiration of the ROFO Closing Period (in the event that an Acceptance Notice was timely delivered to the Offering Stockholder but the ROFO Closing failed timely to occur), (ii) at a price at least equal to the Offer Price, (iii) upon other terms not materially less favorable to the Offering Stockholder than those set forth in the Offer Notice, (iv) if the transferee in the Third-Party Sale enters into an Assumption Agreement, and (v) if the Third-Party Sale is not to or with a Competitor or for consideration other than cash.

                  (e) This Section 7.5 will not apply to any transaction in which the consideration payable in the Third-Party Sale is other than cash.

         7.6 Registration Rights. Holder will be entitled to cause the Company to register Option Shares in accordance with the terms and conditions of Appendix A hereto, which is incorporated herein by reference.

         7.7 Conflicting Provisions. (a) The Company will not enter into any agreement that prevents it from complying with its obligations under this Agreement (including Sections 7.3, 7.4 and 7.6).

                  (b) If the Company grants to Borden, Inc. (or any of its Affiliates or transferees) transfer rights, tag-along rights, preemptive rights, or registration rights, with respect to the Common Stock, more favorable to such Person than the comparable rights granted to Holder hereunder, the Company will offer to amend this Agreement to include such favorable rights.

         8. Reservation of Common Stock. The Company will, for so long as the Option remains outstanding, reserve and keep available, solely for issuance and delivery upon the exercise of, a number of shares of Common Stock (or, if applicable, other securities) sufficient to provide for the exercise of the Option. The transfer agent for the Common Stock (or, if applicable, other securities) will be irrevocably authorized and directed at all times until the exercise or expiration of the Option to reserve such number of authorized shares of Common Stock (or, if applicable, other securities) as necessary for such purpose. The Company will keep copies of this Agreement on file with the transfer agent and will supply the transfer agent with duly executed stock certificates for such purpose.

         9. Representations and Warranties of the Company. The Company hereby represents and warrants to Holder that:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby;

                  (b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company;

                  (c) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will not conflict with, violate or constitute a breach of the Certificate of Incorporation or By-Laws of the Company, or any material contract, agreement or instrument by which the Company is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which the Company is subject;

                  (d) This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally; and

                  (e) The Option, when issued and delivered to C&A as provided in this Agreement, and the Option Shares issued upon exercise of the Option, when issued, paid for and delivered as provided in this Agreement, will be duly and validly issued and outstanding, fully paid and nonassessable.

         10. Notices. All notices, requests, waivers, releases, consents and other communications required or permitted by this Agreement (collectively, "Notices") must be in writing. Except as expressly otherwise provided herein with respect to manner of delivery, notices will be deemed sufficiently given for all purposes when delivered in person, when dispatched by telegram or electronic facsimile transmission, when sent by first-class mail, postage prepaid, or upon confirmation of receipt when dispatched by a nationally recognized overnight courier service to the appropriate party as follows: (a) if to Holder, at 701 McCullough Drive, Charlotte, North Carolina 28262, Attention: Controller, Telecopy: (704) 548-2278 and (b) if to the Company or BDPI, c/o The Blackstone Group, 345 Park Avenue, New York, New York 10054, Attention: David A. Stockman, Telecopy No. (212) 754-8720, or at such other address as either such party may from time to time designate in writing.

         11. Amendment and Waiver. No failure or delay of the Holder in exercising any power or right hereunder (other than a failure to exercise the Option in accordance with the provisions hereof) will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No notice or demand on the Company in any case will entitle the Company to any other or future notice or demand in similar or other circumstances. The terms of this Agreement cannot be changed, waived, released or discharged otherwise than by a writing signed by each party thereto. Any such amendment, modification, or waiver effected pursuant to and in accordance with the provisions of this Section 11 will be binding upon Holder and the Company.

         12. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns, but will not be assignable or delegable by any party in whole or in part without the prior written consent of the other parties, except as otherwise provided in Section 7.4. In the absence of such prior written consent, any purported assignment or delegation of any right or obligation hereunder will be null and void.

         13. Rights of the Parties. Except as provided in Section 12, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any Person other than the Company and Holder any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby. All rights of action in respect of this Agreement are vested in Holder, and Holder may enforce its rights hereunder, including the right to exercise or exchange the Option Certificate in accordance with the provisions hereof.

         14. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         15. Termination. This Agreement will terminate and be of no further force and effect (other than with respect to prior breaches) (i) with respect to Sections 1 and 2 on the Expiration Date, (ii) with respect to Sections 3, 4, 5 and 8, six months after the Expiration Date, (iii) with respect to Sections 6 and 9, at such time as the Option is no longer exercisable and none of C&A or any of its Affiliates owns any Option Shares, (iv) with respect to Sections 7.1 through 7.4, upon the consummation of an IPO, (v) with respect to Section 7.5, upon the earlier to occur of (A) the fifth anniversary of the date on which a Notice of Exercise is given and (B) the consummation of an IPO, (vi) with respect to Section 7.6 and Appendix A (except for Section 5 of Appendix A), at such time as no Holder holds any Registrable Securities (as defined in Appendix A), (vii) with respect to Section 5 of Appendix A, upon expiration of the applicable statutes of limitations, and
(viii) with respect to all other Sections of this Agreement, at such time as all Sections other than such Sections have terminated.

         16. Certain Interpretive Matters and Definitions. (a) As used in this Agreement, the following capitalized terms have the meanings set forth below:

                  "AFFILIATE" means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person, (ii) any director, officer, partner or employee of such Person or of any Person specified in clause (i) above; provided, however, that no Person controlling or controlled by BDPI will be deemed to be an Affiliate of C&A.

                  "AGREEMENT" means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "ASSUMPTION AGREEMENT" means a writing reasonably satisfactory in form and substance to the Company whereby a transferee of Option Shares becomes a party to, and agrees to be bound to the same extent as its transferor by the terms of, this Agreement.

                  "BUSINESS DAY" means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

                  "COMMON STOCK" means the shares of common stock, par value $.01 per share, of the Company.

                   "CURRENT MARKET PRICE" per share of Common Stock on any date means the average of the daily closing prices for three Trading Days before the date of such computation. The closing price for each day will be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case on the principal national securities exchange on which the shares of the Common Stock are listed or admitted to trading or, if not so listed or admitted to trading, the Board of Directors of the Company will determine the Current Market Price in good faith on the basis of such quotations or other relevant information as it considers appropriate.

                  "IPO" means the initial Public Offering of Common Stock by the Company.

                  "PERMITTED TRANSFEREES" means any Person to whom Option Shares are Transferred in a Transfer pursuant to Section 7.2 or Section 7.5 or otherwise not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement, and includes any Person to whom a Permitted Transferee (or a Permitted

         Transferee of a Permitted Transferee) so further transfers shares and who is required to, and does, become bound by the terms of this Agreement.

                  "PERSON" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

                  "PUBLIC OFFERING" means the sale of shares of any class of the Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

                  "SEC" means the Securities and Exchange Commission.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

                  "STOCKHOLDERS" means each of the holders of common stock of the Company, and "Stockholder" means any one of the Stockholders.

                   "TRADING DAY" means any day on which shares of Common Stock are traded on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading or, if shares of Common Stock are not so listed or admitted to trading, in the over-the-counter market.

                  "TRANSFER" means a transfer, sale, assignment, pledge, hypothecation or other disposition.

                  (b) Unless the context otherwise requires, (i) all references to Sections or Exhibits are to Sections or Exhibits of or to this Agreement,
(ii) each term defined in this Agreement has the meaning assigned to it, (iii) "or" is disjunctive but not necessarily exclusive and (iv) words in the singular include the plural and vice versa. All references to "$" or dollar amounts are to lawful currency of the United States of America.

                  (c) No provision of this Agreement will be interpreted in favor of, or against, any party hereto by reason of the extent to which such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         17. Injunctive Relief. The parties acknowledge and agree that a violation of any of the terms of this Agreement will cause the non-breaching party irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that each party will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it may be entitled at law or equity.

         18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and there are no agreements among the parties hereto with respect thereto except as expressly set forth herein.

         19. Severability. In case any provision contained in this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby and the invalid, illegal or unenforceable term will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         20. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

         21. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed will be deemed to be an original; such counterparts will together constitute but one agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.

                                          ROYAL WALL FASHIONS, INC.



                                          By:  _________________________________
                                               Name:
                                               Title:


                                          COLLINS & AIKMAN PRODUCTS CO.



                                          By:  _________________________________
                                               Name:
                                               Title:


                                          BDPI HOLDINGS LLC

                                          By:  _________________________________
                                               Name:
                                               Title:

                                                                      APPENDIX A

                               REGISTRATION RIGHTS


                  1. Certain Definitions. For purposes of this Appendix A, the following terms will have the following meanings:

                  "BDPI" means BDPI Holdings LLC, a Delaware limited liability company, and its transferees and their transferees.

                  "REGISTRABLE SECURITIES" means (i) any Option Shares, (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, option or other convertible security which is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, such Option Shares, and (iii) any Common Stock issued by way of a stock split of the Common Stock referred to in clauses (i) or (ii) above. For purposes of this Agreement, any Registrable Securities will cease to be Registrable Securities when (w) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement, (x) such Registrable Securities have been distributed pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act or may be sold in a single transaction without registration pursuant to Rule 144, (y) such Registrable Securities are sold by a Person in a transaction in which rights under the provisions of this Agreement are not assigned, or (z) such Registrable Securities cease to be outstanding.

                  "REGISTRATION EXPENSES" means any and all expenses incident to the performance by the Company of or compliance by the Company with
         Section 2 or 3 hereof, including, without limitation, (i) all SEC, stock exchange, National Association of Securities Dealers, Inc. and other comparable regulatory agencies, registration and filing fees,
         (ii) all fees and expenses of complying with securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of its independent public accountants, (v) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, (vi) fees and disbursements of underwriters (but not discounts or similar compensation) customarily paid by issuers or sellers of securities, (vii) liability insurance if the Company so desires or if the underwriters so require and (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with the requested registration.

         2. Piggyback Rights. (a) Each time the Company is planning to file a registration statement under the Securities Act in connection with the sale of shares of securities of the Company that are of the type that are Registrable Securities by (i) the Company (other than in connection with an IPO comprised solely of the primary offer and sale of Common Stock by the Company or a registration statement on Form S-4 or S-8 or any similar or successor form) or
(ii) any Stockholder (the Company or such Stockholder in such case, the "Initiating Party"), the Company will give prompt written notice thereof to Holder and to BDPI, at least 15 Business Days prior to the anticipated filing date of such registration statement. Upon the written request of Holder made within 12 Business Days after the receipt of any such notice from the Company, which request will specify the Registrable Securities (the "Piggy-Back Shares") intended to be disposed of by Holder in such offering, the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Piggy-Back Shares which the Company has been so requested to register by Holder to the extent required to permit the disposition of the PiggyBack Shares to be registered; provided, that (i) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, any Initiating Party determines for any reason not to proceed with the proposed registration, the Company may at its election give written notice of such determination to each holder of Piggy-Back Shares and thereupon will be relieved of its obligation to register any Piggy-Back Shares in connection with such registration, and (ii) if such registration involves an underwritten offering, Holder must sell the Piggy-Back Shares to the underwriters on the same terms and conditions as apply to the Initiating Parties.

                  (b) If a registration pursuant to this Section 2 involves an underwritten offering and the managing underwriter or underwriters in good faith advise the Company in writing that, in their opinion, (i) the number of Registrable Securities which the Initiating Party intends to include in such registration, together with the Piggy-Back Shares, exceeds the largest number of such securities which can be sold in such offering without having an adverse effect on such offering (including, but not limited to, the price at which the Registrable Securities can be sold) or (ii) the inclusion of Registrable Securities owned by Holder in such registration would have an adverse effect on such offering, then the Company will include in such registration (A) first, 100% of the securities, if any, that the Company proposes to sell for its own account, and (B) second, to the extent that the number of securities which the Company proposes to sell is less than the number of securities which the Company has been advised can be sold in such offering without having the adverse effect referred to above, the number of Registrable Securities of Holder determined on the basis of the relative percentage relationships of (x) the number of Registrable Securities to be included by Holder and (y) the number of Registrable Securities to be included by all other Stockholders.

         3. Demand Registrations. (a) From and after 180 days following an IPO, Holder may request in a written notice (the "Request") that the Company effect the registration under the Securities Act of all or any part of the Registrable Securities owned by Holder. Following the receipt of the Request, the Company will (i) within ten days notify all other Stockholders having registration rights of such Request in writing and (ii) thereupon, will as expeditiously as practicable, use its reasonable best efforts to effect the registration under the Securities Act of any or all Registrable Securities of Holder as are specified in the Request and any Registrable Securities of any other Stockholder having registration rights as are specified in a subsequent

Request received by the Company, within ten days after the Company has given such notice, and will cause such registration statement to remain effective for a period of not less than 180 days; provided, however, that the Company will not be required to effect more than one registration pursuant to this Section 3, unless the Holder is unable to sell all of the Registrable Securities requested be included in such offering solely because of the participation by BDPI and any other Stockholders (other than Holder) in such offering, in which case Holder will be entitled to make one additional Request.

                  (b) The Company and Holder will reasonably mutually agree on the managing underwriter of any underwritten offering effected under this
Section 3.

                  (c) If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter or underwriters in good faith advise the Company in writing that, in their opinion, the number of Registrable Securities which Holder and any other Stockholders intend to include in such registration exceeds the largest number of securities which can be sold in such offering without having an adverse effect on such offering (including, but not limited to, the price at which the securities can be sold), then the number of Registrable Securities of each Stockholder to be included in such offering will be determined on the basis of the relative percentage relationships of (x) the number of Registrable Securities to be included by such Stockholder and (y) the number of Registrable Securities to be included by all other Stockholders.

         4. Other Registration-Related Matters. (a) (i) If (A) during the term of this Agreement, the Company files or proposes to file a registration statement (other than in connection with the registration of securities issuable pursuant to a continuous "at the market offering" pursuant to Rule 415(a)(4) under the Securities Act or an employee stock option, stock purchase, dividend reinvestment plan or similar plan) with respect to any securities of the Company, and (B) with reasonable prior notice, (1) the Company (in the case of a non-underwritten offering pursuant to such registration statement) advises Holder in writing that a sale or distribution of securities owned by Holder would adversely affect such offering or (2) the managing underwriter or underwriters (in the case of an underwritten offering) advise the Company in writing (in which case the Company will notify Holder), that a sale or distribution of securities owned by Holder would adversely affect such offering, then Company will not be obligated to effect the initial filing of a registration statement pursuant to Section 3 (A) in the case of an IPO, during the period commencing on the date that is 30 calendar days prior to the date the Company in good faith estimates (as certified in writing by an officer of the Company to the Holder following a request for registration pursuant to Section
3) will be the date of the filing of, and ending on the date which is 150 calendar days following the effective date of, such registration statement but in no event for more than 180 consecutive days, or (B) in the case of any offering subsequent to an IPO, during the period commencing on the date that is 30 calendar days prior to the date the Company in good faith estimates (as certified in writing by an officer of the Company to Holder following a request for registration pursuant to Section 3) will be the date of filing of, and ending on the date which is 60 calendar days following the effective date of, such registration statement but in no event for more than 90 consecutive days.

                           (ii) If the Board of Directors of the Company
determines in good faith that the registration and distribution of Registrable Securities (A) would materially impede, delay or interfere with any pending financing, acquisition, corporate reorganization or other significant transaction involving the Company or (B) would require disclosure of non-public material information, the disclosure of which would materially and adversely affect the Company, the Company will promptly give Holder written notice of such determination and will be entitled to postpone the filing or effectiveness of a registration statement for a reasonable period of time not to exceed 180 calendar days (a "Section 4(a)(ii) Period"); provided, however, that in connection therewith the Company will be required to deliver to Holder (as identified at such time to the Company) a general statement, signed by an officer of the Company, describing in reasonable detail the reasons for such postponement or restriction on use and an estimate of the anticipated delay. The Company will promptly notify Holder of the expiration or earlier termination of a Section 4(a)(ii) Period.

                  (b) The Company may require any Person that is selling shares of Common Stock in a Public Offering pursuant to Section 2 or 3 to furnish to the Company in writing such information regarding such Person and the distribution of the shares of Common Stock which are included in a Public Offering as may from time to time reasonably be requested in writing in order to comply with the Securities Act.

                  (c) The Company will pay all Registration Expenses in connection with each registration or proposed registration of Registrable Securities pursuant to Section 2 or 3. Notwithstanding the foregoing, (y) the fees or expenses of counsel to any Stockholder or of any other expert hired directly by any Stockholder will be the sole responsibility of such Stockholder and (z) each Stockholder will be responsible for its pro rata share (determined by reference to the number of shares included in the applicable registration) of all underwriting discounts and commissions and transfer taxes.

                  (d) Before filing a registration statement or prospectus, or any amendments or supplements thereto, in connection with any registration or proposed registration of Registrable Securities pursuant to Section 2 or 3, the Company will furnish to Holder's counsel copies of all documents proposed to be filed.

                  (e) The Company will furnish to each seller of Registrable Securities such number of copies of the applicable registration statement and of each amendment or supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request in order to facilitate the disposition of Registrable Securities by such seller.

                  (f) The Company will use its reasonable best efforts to register or qualify Registrable Securities covered by a registration statement under such other securities or blue sky laws of such jurisdictions as each seller reasonably requests, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller, except that the Company will not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction where, but for the requirements of this paragraph (f), it would not be obligated to be so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

                  (g) The Company will use its reasonable best efforts to cause the Registrable Securities covered by a registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller thereof to consummate the disposition thereof.

                  (h) The Company will notify each seller of Registrable Securities covered by a registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act within the appropriate period of the Company's becoming aware that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of an amended or supplemental prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances than existing.

                  (i) The Company will enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as sellers of a majority of holders of securities covered by a registration statement or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

                  (j) The Company will make available for inspection by any seller of Registrable Securities covered by a registration statement, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such seller or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company's officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

                  (k) The Company will obtain a "cold comfort" letter or letters from the Company's independent public accountants in customary form and covering matters of the type customarily covered by "cold comfort" letters as the sellers of a majority of the outstanding shares of Registrable Securities covered by the registration statement reasonably requests.

                  (l) Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (h) Holder will forthwith discontinue disposition of pursuant to the registration statement covering such Registrable Securities until Holder's receipt of the copies of the amended or supplemented prospectus contemplated by paragraph (h) and, if so directed by the Company, Holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company gives any such notice, the period for which the Company will be required to keep the registration statement effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to paragraph (h) to and including the date when each seller of Registrable Securities covered by such registration statement has received the copies of the supplemented or amended prospectus contemplated by paragraph (h).

                  (m) Holder will, in connection with an offering of the Company's securities, upon the request of the Company of the underwriters managing any underwritten offering of the Company's securities, agree in writing not to effect any sale, disposition or distribution of Registrable Securities (other than those included in the registration) without the prior written consent of the managing underwriter for such period of time (not to exceed (i) 180 days, in the case of an IPO, or (ii) 90 days, in the case of any other offering of Company securities) from the effective date of such registration as the Company or the underwriters may specify.

         5.  Indemnification.

                  (a) Indemnification by the Company. In the event of any registration of any securities of the Company under the Securities Act pursuant to Section 2 or 3, the Company hereby indemnifies and agrees to hold harmless, to the extent permitted by law, each party hereto who is a holder ("Selling Holder") of Registrable Securities covered by such registration statement, each Affiliate of such Selling Holder and their respective directors and officers or general and limited partners (and the directors, officers, affiliates and controlling Persons thereof), each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such Selling Holder or any such underwriter within the meaning of the Securities Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party for use in the preparation thereof; and provided, further, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this Section 5 with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any Indemnified Party and will survive the transfer of such securities by such Selling Holder.

                  (b) Indemnification by the Selling Holders and Underwriters. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with this Appendix A, that the Company shall have received an undertaking reasonably satisfactory to it from the Selling Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 5(a)) the Company, all other Selling Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information with respect to such Selling Holder or underwriter furnished to the Company by such Selling Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Selling Holders, or any of their respective affiliates, directors, officers or controlling Persons and will survive the transfer of such securities by such Selling Holder.

                  (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 5, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided, that the failure of the indemnified party to give notice as provided herein will not relieve the indemnifying party of its obligations under Sections 5(a) or 5(b), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such indemnified party's reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such indemnified party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such indemnified party in such action, it being understood, however, that the indemnifying party will not be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such indemnified parties (and not more than one separate firm of local counsel at any time for all such indemnified parties) in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

                  (d) Other Indemnification. Indemnification similar to that specified in this Section 3.10 (with appropriate modifications) will be given by the Company and each Selling Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

                  (e) Contribution. If recovery is not available under the foregoing indemnification provisions of this Section 5 for any reason other than as expressly specified therein, the parties entitled to indemnification by the terms thereof will be entitled to contribution to liabilities and expenses except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, consideration will be given to the relative benefits received by each party from the offering of the Registrable Securities (taking into account the portion of the proceeds realized by each), the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any misstatement or omission and any other equitable considerations appropriate under the circumstances.

                  (f) Non-Exclusivity. The obligations of the parties under this
Section 5 will be in addition to any liability which any party may otherwise have to any other party.

                                    Schedules

Set forth below is a list of schedules to the foregoing Exhibit that have been omitted as permitted by Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

Schedule 1.2.                       Net Cash Flow
Schedule 1.4.                       Post-Closing AR/AP
Schedule 2.1.1.                     Imperial Shares/Liens
Schedule 2.1.3.                     Conflicts; Consents
Schedule 2.1.4.                     Financial Statements
Schedule 2.2.2.                     Conflicts; Consents
Schedule 3.5.                       Operation of the Business
Schedule 4.2.3.(a)                  Management Services Agreement
Schedule 4.2.3.(b)                  Noncompetition Agreement
Schedule 4.2.3.(c)                  Opinion of Cravath, Swaine & Moore
Schedule 4.3.4.                     Opinion of Jones, Day, Reavis & Pogue
Schedule 6.1.1.                     Certain Employees
Schedule 6.2.6.                     Surety Obligations
Schedule 6.2.7.                     Assumed Push-Down Liabilities
Schedule 7.11.(a)                   Knowledge of Seller
Schedule 7.11.(b)                   Knowledge of Purchaser